Exhibit 2.1

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FORMATION AGREEMENT

by and among

MARATHON PETROLEUM COMPANY LP,

SPEEDWAY SUPERAMERICA LLC

and

NORTHERN TIER INVESTORS LLC

Dated as of October 6, 2010

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List of Schedules

Schedule 2.4(a)(vii)	Prepaid Reimbursement Amount
Schedule 2.6	Capital Expenditure Budget
Schedule 3.6(a)	Absence of Certain Developments
Schedule 3.6(b)	Pre-Signing Conduct
Schedule 3.6(b)(ii)	Pre-Signing Capital Expenditures
Schedule 4.3(a)	Conflicts and Approvals
Schedule 4.5	NTI Advisors’ Fees
Schedule 6.1	Employees
Schedule 6.1(b)(ii)	Security Conditions
Schedule 6.8	Post-Closing Employee Matters
Schedule 7.1(a)	Operation of Businesses
Schedule 7.1(b)	Conduct of Business Covenants
Schedule 7.10(a)	Title Commitments
Schedule 7.10(e)	Property Valuations
Schedule 7.15(a)	Interim Services
Schedule 8.2(c)	NTI Third-Person Consents and Authorizations
Schedule 8.3(f)	MPC and SSA Third-Person Consents and Authorizations

List of Exhibits and Appendices

Exhibit A	NT Holdco LLC Agreement
Exhibit B	NTE LLC Agreement
Exhibit C	Earnout Agreement
Exhibit D	Brand Supply Agreement
Exhibit E	Services Agreement
Exhibit F	Pledge Agreement
Exhibit G	Accounts Payable Agreement

Appendix A	Definitions and Definitional Provisions
Appendix B	Inventory Procedures
Appendix C	Dispute Resolution Procedures
Appendix D	Allocation of Fees and Expenses
Appendix E	Knowledge Individuals

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FORMATION AGREEMENT

This FORMATION AGREEMENT (this “Formation Agreement”) dated as of October 6, 2010 is made by and among MARATHON PETROLEUM COMPANY LP, a Delaware limited partnership (“MPC”), SPEEDWAY SUPERAMERICA LLC, a Delaware limited liability company (“SSA”), and NORTHERN TIER INVESTORS LLC, a Delaware limited liability company (“NTI”).

RECITALS

WHEREAS, MPC owns and operates (i) a refinery and a light products terminal located in St. Paul Park, Minnesota, (ii) the Cottage Grove Tank Farm, and (iii) the Aranco Pipeline;

WHEREAS, Marathon Pipe Line LLC, an Affiliate of MPC, owns (i) 17% of the issued and outstanding common units of limited liability company interests of Minnesota Pipe Line Company, which owns a crude oil pipeline extending from Clearbrook, Minnesota to Cottage Grove, Minnesota, and (ii) 17% of the issued and outstanding shares of capital stock of MPL Investments;

WHEREAS, SSA owns or leases certain retail assets in Minnesota, Wisconsin and South Dakota, at which fuel products and merchandise are marketed and sold to retail customers;

WHEREAS, SuperMom’s LLC (“SuperMom’s”), an Affiliate of SSA, owns and operates a bakery and commissary in St. Paul Park, Minnesota;

WHEREAS, SSA owns all of the issued and outstanding limited liability company interests of SuperAmerica Franchising LLC (“SAF”); and

WHEREAS, MPC, SSA and NTI desire to set forth their agreement concerning the Contemplated Transactions; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants of MPC, SSA and NTI, and upon the terms and subject to the conditions hereinafter set forth, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINED TERMS

Section 1.1 Defined Terms.

Capitalized terms used in this Formation Agreement and not otherwise defined herein shall have the meanings set forth in Appendix A to this Formation Agreement.

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ARTICLE 2

CLOSING

Section 2.1 Closing.

Upon the terms and subject to the conditions of this Formation Agreement and the Related Agreements, the closing of the Contemplated Transactions (the “Closing”) will be held at the offices Cleary Gottlieb Steen and Hamilton LLP, 1 Liberty Plaza, New York, NY 10006, on a date to be designated by NTI, which shall be on the first day of the month following the fifth (5th) Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 8 of this Formation Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) occurs, or on such other date or at such other time or place as may be agreed in writing by MPC, SSA and NTI. The date of the Closing is referred to as the “Closing Date.” Closing will be deemed to be effective at 12:01 AM Central Time on the Closing Date (the “Effective Time”).

Section 2.2 Actions Prior to Closing.

(a) On June 23, 2010, NT Holdco was formed as a Delaware limited liability company with principal offices at 539 South Main Street, Findlay, Ohio 45840. At its formation, NT Holdco was owned 100% by MPC.

(b) On June 23, 2010, NTE was formed as a Delaware limited liability company with principal offices at 539 South Main Street, Findlay, Ohio 45840. At its formation, NTE was owned 100% by MPC.

(c) On June 23, 2010, SPP Refining was formed as a Delaware limited liability company with principal offices at 539 South Main Street, Findlay, Ohio 45840. At its formation, SPP Refining was owned 100% by MPC.

(d) On June 23, 2010, NT Retail was formed as a Delaware limited liability company with principal offices at 539 South Main Street, Findlay, Ohio 45840. At its formation, NT Retail was owned 100% by SSA.

(e) On August 16, 2010, NT Bakery was formed as a Delaware limited liability company with principal offices at 539 South Main Street, Findlay, Ohio 45840. At its formation, NT Bakery was owned 100% by SSA.

(f) Before the Closing, MPC will cause Marathon Pipe Line LLC, an Affiliate of MPC, to contribute the Minnesota Pipe Line Interests to MPC.

(g) As of the date of this Formation Agreement, MPC, SPP Refining and NTI executed the Refining Contribution Agreement whereby MPC agreed to transfer to SPP Refining, and SPP Refining agreed to accept from MPC, the MPC Transferred Assets.

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(h) As of the date of this Formation Agreement, SSA, NT Retail and NTI executed the Marketing Contribution Agreement whereby SSA agreed to convey to NT Retail, and NT Retail agreed to accept from SSA, the SSA Transferred Assets.

(i) As of the date of this Formation Agreement, SSA, NT Bakery and NTI executed the SuperMom’s Contribution Agreement whereby SSA agreed to cause SuperMom’s to convey to NT Bakery, and NT Bakery agreed to accept from SuperMom’s, the SuperMom’s Transferred Assets.

Section 2.3 Closing Sequence of Events.

The Parties agree that at the Closing, upon the terms and subject to the conditions of this Formation Agreement, the following events will occur in the following sequence:

(a) Pursuant to an assignment and assumption agreement to be entered into between NTI, SSA and MPC, NTI shall assign its right, title and interest in that certain Purchase and Sale Agreement, dated as of the date hereof, by and among NTI, Realty Income Properties 3 LLC (“Realty Income”) and Fidelity National Title Insurance Company (the “Realty Income PSA”) to MPC and SSA.

(b) Pursuant to the Realty Income PSA, MPC and SSA shall assign, transfer and convey certain real property that otherwise would be included in the SSA Transferred Assets or MPC Transferred Assets to Realty Income.

(c) MPC shall enter into a lease agreement with Realty Income, in the form attached to the Realty Income PSA, pursuant to which MPC shall lease the conveyed real property relating to the SuperMom’s Business from Realty Income (the “MPC Lease Agreement”).

(d) SSA shall enter into one or more lease agreements with Realty Income, in the form attached to the Realty Income PSA, pursuant to which SSA shall lease the remainder of the conveyed real property from Realty Income (the “SSA Lease Agreements”).

(e) Pursuant to the Refining Contribution Agreement, MPC shall convey to SPP Refining the MPC Transferred Assets (other than any assets transferred pursuant to the Realty Income PSA).

(f) Pursuant to the Refining Contribution Agreement, MPC shall contribute the Minnesota Pipe Line Interests to SPP Refining.

(g) Pursuant to the Marketing Contribution Agreement, SSA shall contribute to NT Retail the SSA Transferred Assets (other than any assets transferred pursuant to the Realty Income PSA) and all of the issued and outstanding limited liability company membership interests of SAF;

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(h) Pursuant to the SuperMom’s Contribution Agreement, SuperMom’s shall convey to NT Bakery the SuperMom’s Transferred Assets.

(i) SSA shall distribute all of the issued and outstanding limited liability company membership interests of NT Retail and NT Bakery to MPC Investment LLC.

(j) MPC Investment LLC shall contribute all of the issued and outstanding limited liability company membership interests of NT Retail and NT Bakery to MPC.

(k) MPC shall contribute all of the issued and outstanding limited liability company membership interests of SPP Refining, NT Retail and NT Bakery to NTE.

(l) MPC shall contribute all of the issued and outstanding limited liability company membership interests of NTE to NT Holdco.

(m) MPC shall deliver or cause to be delivered to NTI and NT Holdco:

(A) Such certificates of good standing, corporate resolutions, incumbency certificates and other evidence of authority with respect to MPC and its Affiliates as may be reasonably requested by NTI;

(B) The officer’s certificates required by Section 8.3 hereof;

(C) A certificate in form and substance reasonably satisfactory to NTI, to the effect that MPC is not a “foreign person” pursuant to Treasury Regulation Section 1.1445-2(b)(2).

(D) A guaranty by Marathon Oil Corporation of the obligations of MPC and SSA under this Formation Agreement and the Related Agreements. Such guaranty shall be for the benefit of the NTI Indemnified Parties and shall not be transferable to any Third Person. Such guaranty shall be in the form customarily provided by Marathon Oil Corporation, subject to the reasonable approval of NTI. In the event that MPC provides NTI with audited financial statements of MPC that in NTI’s good faith judgment demonstrate MPC to be a reasonably satisfactory counterparty, NTI agrees to negotiate in good faith with MPC to transfer the guaranty from Marathon Oil Corporation to MPC.

(n) SSA shall deliver or cause to be delivered to NTI and NT Holdco:

(A) Such certificates of good standing, corporate resolutions, incumbency certificates and other evidence of authority with respect to SSA and its Affiliates as may be reasonably requested by NTI; and

(B) The officer’s certificates required by Section 8.3 hereof;

(o) NTI shall deliver or cause to be delivered to MPC and NT Holdco:

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(A) Such certificates of good standing, corporate resolutions, incumbency certificates and other evidence of authority with respect to NTI and its Affiliates as may be reasonably requested by MPC; and

(B) The officer’s certificates required by Section 8.2 hereof.

(p) MPC and NTI shall adopt, execute and deliver the Amended and Restated Limited Liability Company Agreement for NT Holdco in substantially the form attached as Exhibit A to this Formation Agreement (the “NT Holdco LLC Agreement”).

(q) NTI shall contribute $160,000,000 to NT Holdco in exchange for what will become 100% of the common interests in NT Holdco (the “Common Interests”) pursuant to the terms and conditions of this Formation Agreement and the NT Holdco LLC Agreement.

(r) MPC and SSA shall, pursuant to an assignment and assumption agreement, assign their right, title and interest in the Realty Income PSA to NT Bakery and NT Retail.

(s) Pursuant to an assignment and assumption agreement to be entered into between MPC and NT Bakery, MPC shall assign its right, title and interest in the MPC Lease Agreement to NT Bakery.

(t) Pursuant to an assignment and assumption agreement to be entered into between SSA and NT Retail, SSA shall assign its right, title and interest in the SSA Lease Agreements to NT Retail.

(u) NT Holdco shall hold its first Meeting of the Board of Managers which shall adopt such resolutions as may be necessary to ratify and permit all actions necessary or reasonable for NT Holdco to (i) perform and complete its Obligations under, any of the Related Agreements to which it is a party and execute and deliver and (ii) perform and complete its Obligations under, any of the agreements, certificates or other documents relating to the Debt Financing to which it is a party.

(v) NT Holdco shall adopt, execute and deliver the Amended and Restated Limited Liability Company Agreement for NTE in substantially the form attached as Exhibit B to this Formation Agreement.

(w) NTE shall hold its first Meeting of the Board of Managers which shall adopt such resolutions as may be necessary to ratify and permit all actions necessary or reasonable for NTE to (i) perform and complete its Obligations under any of the Related Agreements to which it is a party or the Contemplated Transactions and (ii) perform and complete its Obligations under, any of the agreements, certificates or other documents relating to the Debt Financing to which it is a party.

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(x) MPC and NTE shall execute and deliver the Earnout Agreement in substantially the form attached as Exhibit C to this Formation Agreement (the “Earnout Agreement”).

(y) MPC shall execute and deliver, or cause its Affiliates to execute and deliver:

(A) The Marathon Brand Supply Agreement in substantially the form attached as Exhibit D to this Formation Agreement (the “Brand Supply Agreement”);

(B) The Master Services Agreement in substantially the form attached as Exhibit E to this Formation Agreement (the “Services Agreement”);

(C) The License Agreement for Refinery Intellectual Property;

(D) The bills of sale and other documentation between MPC and the Crude Intermediation Transaction Third Person counterparty necessary to complete the Crude Intermediation Transaction;

(E) A railcar trip lease agreement in customary form reasonably acceptable to MPC and NTI, with respect to certain railcars included in the Refinery Rolling Stock (the “Railcar Trip Agreement”); and

(F) Such other instruments in such form as may be reasonably necessary or appropriate for the operation of NTE.

(z) SSA shall execute and deliver, or cause its Affiliates to execute and deliver:

(A) The Services Agreement;

(B) The License Agreement for “Speedway” Trademarks;

(C) The License Agreement for “SuperAmerica” Trademarks;

(D) The Private Label Products Agreement(s);

(E) The Card Processing Agreement;

(F) The Ashland Sublease Assignment;

(G) The Alcohol Sales Management Agreement(s), if any;

(H) The Speedy Rewards Program Agreement; and

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(I) Such other instruments in such form as may be reasonably necessary or appropriate for the operation of NT Holdco and its Subsidiaries.

(aa) NTI shall execute and deliver, or cause its Affiliates to execute and deliver:

(A) The Pledge Agreement, and the Letter of Credit, if applicable; and

(B) Such other instruments in such form as may be reasonably necessary or appropriate for the operation of NT Holdco and its Subsidiaries.

(bb) NT Holdco shall execute and deliver, or cause its Subsidiaries to execute and deliver:

(A) The Brand Supply Agreement;

(B) The Services Agreement;

(C) The License Agreement for Refinery Intellectual Property;

(D) The License Agreement for “Speedway” Trademarks;

(E) The License Agreement for “SuperAmerica” Trademarks;

(F) The Private Label Products Agreement(s);

(G) The Card Processing Agreement;

(H) The Ashland Sublease Assignment;

(I) The Alcohol Sales Management Agreement(s), if any;

(J) The Accounts Payable Agreement;

(K) The Speedy Rewards Program Agreement;

(L) The Railcar Trip Agreement; and

(M) Such other instruments in such form as may be reasonably necessary or appropriate for the operation of NT Holdco and its Subsidiaries.

(cc) NTE and its Subsidiaries shall consummate the transactions contemplated to be consummated at the Closing in connection with the Debt Financing and shall cause the Crude Intermediation Transaction Third Person counterparty to execute and deliver the funds, the bills of sale and other documentation necessary to complete the Crude Intermediation Transaction.

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(dd) NTI shall cause each of the applicable lenders to deliver to MPC a fully executed Release Agreement.

(ee) NT Holdco shall distribute cash to MPC in an amount equal to the Estimated Purchase Price less the Accounts Payable Amount less the stated value of the Preferred Membership Interests of $80,000,000.

Section 2.4 Consideration.

(a) Purchase Price. Subject to the purchase price adjustments set forth in Section 2.5, Section 2.6, Section 2.7, and Section 2.8, the “Purchase Price” shall be equal to:

(i) $600,000,000; plus

(ii) for the Refinery Inventory, the Refinery Inventory Price; plus

(iii) for the Undelivered Refinery Inventory, the Undelivered Refinery Inventory Price; plus

(iv) for the Marketing Fuel Inventory, the Marketing Fuel Inventory Price; plus

(v) for the Merchandise, the Merchandise Price; plus

(vi) for the SuperMom’s Inventory, the SuperMom’s Inventory Price; plus

(vii) for the prepaid items described in Section 2.4(a)(vii) of the Disclosure Schedules, the amount of such prepaid items set forth in Section 2.4(a)(vii) of the Disclosure Schedules (the “Prepaid Reimbursement Amount”); plus

(viii) the Earnout Payments, if any; plus

(ix) the Store Cash Amount; plus

(x) $6,000,000, in respect of NTE’s allocated cost of the September 2010 Planned Unit Turnaround; minus

(xi) the Capex Adjustment, if any; plus

(xii) the Interim Services Amount, which shall be calculated and paid in accordance with Section 7.15; plus or minus, as applicable,

(xiii) the amount, if any, equal to the pro-ration of lease and rental payments pursuant to Section 9.5; plus or minus, as applicable,

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(xiv) the amount, if any, equal to the pro-ration of Property Taxes pursuant to Section 9.5, minus,

(xv) $1,500,000, in respect of MPC’s cost for the settlement of certain environmental Remediation obligations.

(b) Estimated Purchase Price. The “Estimated Purchase Price” shall be equal to:

(i) $600,000,000; plus

(ii) the Estimated Refinery Inventory Price; plus

(iii) the Estimated Undelivered Refinery Inventory Price; plus

(iv) the Estimated Marketing Fuel Inventory; plus

(v) the Estimated Merchandise Price; plus

(vi) the Estimated SuperMom’s Inventory Price; plus

(vii) The Store Cash Amount; plus

(viii) the Prepaid Reimbursement Amount; plus

(ix) $6,000,000, in respect of NTE’s allocated cost of the September 2010 Planned Unit Turnaround; minus

(x) the Estimated Capex Adjustment, if any; plus

(xi) the amount of expenses to be reimbursed to MPC and SSA pursuant to Section 7.15(b)(i); plus or minus, as applicable

(xii) the amount, if any, equal to the pro-ration of lease and rental payments pursuant to Section 9.5; plus or minus, as applicable,

(xiii) the amount, if any, equal to the pro-ration of Property Taxes pursuant to Section 9.5; minus,

(xiv) $1,500,000, in respect of MPC’s cost for the settlement of certain environmental Remediation obligations.

(b) Adjustments. The Closing Inventory Price Adjustments shall be contributed or distributed following Closing in accordance with Section 2.5.

(c) Earnout Payments. The Earnout Payments, if any, shall be paid by NTE to MPC in accordance with the provisions of the Earnout Agreement.

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Section 2.5 Closing Inventory Adjustment.

(a) Closing Refinery Inventory.

(i) MPC shall deliver a written notice to NTI at least five (5) Business Days, but not more than fifteen (15) Business Days, prior to the Closing Date setting forth MPC’s good faith estimate of the Refinery Inventory Price as of the Effective Time (the “Estimated Refinery Inventory Price”) which such notice shall be prepared in accordance with the definitions and provisions of this Formation Agreement. Such notice shall set forth the ownership, types, characteristics and volumes, on a tank, trunk, pipeline or other location basis, of all Refinery Inventory. In the preparation of the Estimated Refinery Inventory Price, MPC shall value each such item of inventory in accordance with the valuation procedures set forth in Appendix B (the “Inventory Procedures”).

(ii) An independent and experienced inspector (the “Refinery Field Inspector”) shall be engaged by agreement of both MPC and NTI prior to the Closing. The Refinery Field Inspector shall measure the Refinery-Based Inventory as of the Effective Time at the respective locations of the Refinery-Based Inventory on the Closing Date. MPC and NTI shall be permitted to have representatives present to observe any measurements taken by the Refinery Field Inspector. The Refinery-Based Inventory shall be measured by the Refinery Field Inspector in accordance with the measurement procedures set forth in the Inventory Procedures. The Refinery Field Inspector shall issue a written report (the “Refinery Field Inspector Report”) to both MPC and NTI within fifteen (15) Business Days after the Closing Date in accordance with the procedures set forth in the Inventory Procedures. The fees and expenses of the Refinery Field Inspector shall be borne equally by MPC and NTI.

(iii) MPC shall prepare and deliver to NTI a written statement within five (5) Business Days following receipt of the Refinery Field Inspector Report, together with supporting calculations and information (the “Closing Refinery Inventory Statement”) setting forth the Refinery Inventory Price which shall be calculated based upon (A) the volume of the Refinery-Based Inventory as measured by the Refinery Field Inspector as of the Effective Time measured in accordance with the measurement procedures set forth in the Inventory Procedures, (B) the volume of the Magellan-Based Inventory as of the Effective Time measured in accordance with the measurement procedures set forth in the Inventory Procedures, and (C) the volume of the NuStar-Based Inventory as of the Effective Time measured in accordance with the measurement procedures set forth in Inventory Procedures, each valued in accordance with the valuation procedures set forth in the Inventory Procedures.

(b) Closing Undelivered Refinery Inventory.

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(i) MPC shall deliver a written notice to NTI at least five (5) Business Days, but not more than fifteen (15) Business Days, prior to the Closing Date setting forth MPC’s good faith estimate of the Undelivered Refinery Inventory Price as of the Effective Time (the “Estimated Undelivered Refinery Inventory Price”) which such notice shall be prepared in accordance with the definitions and provisions of this Formation Agreement. Such notice shall set forth the ownership, types, characteristics and volumes, on a railcar location and a pipeline location basis, of all Undelivered Refinery Inventory. In the preparation of the Estimated Undelivered Refinery Inventory Price, MPC shall use the volumes provided by the applicable railcar loader/shipper or pipeline determined in accordance with the measurement procedures set forth in Appendix B and shall value each such item of inventory in accordance with the valuation procedures set forth in the Inventory Procedures.

(ii) MPC shall cause to be prepared and delivered to NTI a written statement within fifteen (15) Business Days following receipt by MPC of the Refinery Field Inspector Report, together with supporting calculations and information (the “Closing Undelivered Refinery Inventory Statement”) setting forth the Undelivered Refinery Inventory Price which shall be calculated based upon the volume of the Undelivered Refinery Inventory as measured by the appropriate railcar shipper/loader or pipeline and valued in accordance with the valuation procedures set forth in the Inventory Procedures.

(c) Closing Marketing Fuel Inventory, Merchandise and SuperMom’s Inventory.

(i) SSA shall deliver a written notice to NTI at least five (5) Business Days, but not more than fifteen (15) Business Days, prior to the Closing Date setting forth SSA’s good faith estimate of the Marketing Fuel Inventory Price as of the Effective Time, which, for the purposes of determining the Marketing Fuel Inventory Price, shall be 6:00 a.m. Central Time on the Closing Date (the “Estimated Marketing Fuel Inventory Price”), the Merchandise Price as of the Effective Time, which, for the purposes of determining the Marketing Fuel Inventory Price, shall be 6:00 a.m. Central Time on the Closing Date (the “Estimated Merchandise Price”) and the SuperMom’s Inventory Price as of Effective Time (the “Estimated SuperMom’s Inventory Price”) which such notice shall be prepared in accordance with the definitions and provisions of this Formation Agreement. In preparation of the Estimated Marketing Fuel Inventory Price, the Estimated Merchandise Price and the Estimated SuperMom’s Inventory Price, SSA shall use and value the Marketing Fuel Inventory, Merchandise and SuperMom’s Inventory in accordance with the valuation procedures set forth in the Inventory Procedures. The Estimated SuperMom’s Inventory Price shall be calculated using the last inventory calculated in the ordinary course of business prior to the date the estimate is due, as adjusted to account for sales and additions since the date of the inventory.

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(ii) Within ten (10) days after the Closing Date, MPC shall measure the Closing Marketing Fuel Inventory, the Closing Merchandise Inventory and the Closing SuperMom’s Inventory, in accordance with the Inventory Procedures, as applicable. NTI shall be permitted to have representatives present to observe any measurements taken by MPC.

(iii) On or before the thirtieth (30th) day after the Closing Date, MPC shall deliver to NTI a statement (the “Closing Marketing Fuel Inventory, Merchandise and SuperMom’s Inventory Statement” and together with the Closing Refinery Inventory Statement and the Closing Undelivered Refinery Statement, the “Closing Statements”) setting forth the amount of the Closing Marketing Fuel Inventory Price, the Closing Merchandise Price and the Closing SuperMom’s Inventory Price, together with supporting calculations and information.

(d) Closing Prices.

(i) Following delivery of the notices contemplated by Section 2.5(a)(i), Section 2.5(b)(i) and Section 2.5(c)(i), the Parties and their Representatives (including legal counsel and accountants) shall be permitted access at all reasonable times to the personnel, properties and books and records of SPP Refining, NT Retail and NT Bakery and their respective working papers for the purpose of conducting the physical inventory and preparing the Closing Prices. On or prior to the thirtieth (30th) Business Day following receipt by NTI of each of the Closing Statements (with respect to each such Closing Statement, the “Objection Period”), NTI shall deliver to MPC either a notice indicating that NTI accepts such Closing Statement (a “Notice of Acceptance”) or a written statement specifying those items or amounts with which NTI disagrees in such Closing Statement (a “Notice of Disagreement”). If NTI delivers to MPC a Notice of Acceptance, or NTI does not deliver a Notice of Disagreement on or prior to the last day of the Objection Period, then effective as of the earlier of the date of delivery of such Notice of Acceptance or the last day of the Objection Period, such Closing Statement shall be deemed to be a Final Closing Statement, and the determination contained therein shall be final, binding and conclusive upon the Parties. If NTI timely delivers a Notice of Disagreement with respect to a Closing Statement, only those matters specified in such Notice of Disagreement shall be deemed to be in dispute, and all other matters included in such Closing Statement shall be final, binding and conclusive upon the Parties and not subject to any further challenge on any ground for any purpose, except for instances of fraud and/or manifest error. The objections set forth in a Notice of Disagreement shall be resolved as follows:

(A) MPC and NTI shall consult in good faith and use Commercially Reasonable Efforts to resolve such objections. Any such resolution shall be reduced to a written agreement executed by MPC and NTI and such written

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agreement shall be final, binding and conclusive upon the Parties, and not subject to any further challenge on any ground for any purpose, except for instances of fraud and/or manifest error.

(B) If MPC and NTI do not resolve by written agreement all of the objections set forth on a Notice of Disagreement within thirty (30) Business Days after delivery of such Notice of Disagreement, MPC and NTI shall submit such matters as remain in dispute to an accounting firm to be mutually agreed upon by the Parties (such firm, the “Accounting Arbitrator”), or such other accounting firm as MPC and NTI shall agree, for final resolution, which resolution shall be final, binding and conclusive upon the Parties, and not subject to any further challenge on any ground for any purpose, except for instances of fraud and/or manifest error. The fees and expenses of such accounting firm for its services in resolving such dispute shall be borne equally by MPC and NTI.

(ii) If a Closing Price (as finally determined pursuant to the preceding provisions) is greater than the respective Estimated Closing Price, NT Holdco shall make an additional distribution to MPC in an amount equal to such difference. If a Closing Price is less than the respective Estimated Closing Price, MPC shall make a contribution to NT Holdco in an amount equal to such difference. Any contribution or distribution hereunder shall be made on or before the fifteenth (15th) Business Day after the final determination of the subject Closing Price in accordance with this Section 2.5(d)(ii). The distribution or contribution to be made by NTI or by MPC, as applicable, is called the “Closing [insert applicable title] Adjustment.”

Section 2.6 Capex Adjustment

(a) MPC shall deliver a written notice to NTI at least five (5) Business Days, but not more than fifteen (15) Business Days, prior to the Closing Date setting forth MPC’s good faith estimate of the Capex Adjustment, if any (the “Estimated Capex Adjustment”) which such notice shall be prepared in accordance with the definitions and provisions of this Formation Agreement. For the purposes of this Formation Agreement, the Capex Adjustment means the positive amount, if any, equal to (A) minus (B); where (A) shall be equal to the aggregate amount set forth on Section 2.6 of the Disclosure Schedules with respect to the period from and after January 1, 2010 and prior to the Effective Time and where (B) shall be equal to the actual amount incurred and paid by MPC and its Affiliates from and after January 1, 2010 and prior to the Effective Time with respect to capital expenditures related to the Businesses during such period. For the avoidance of doubt, the Capex Adjustment shall not be less than zero.

(b) MPC shall cause to be prepared and delivered to NTI a written statement within thirty (30) days following the Closing Date setting forth the amount of the Capex Adjustment, together with supporting calculations and information (the “Capex Adjustment Statement”) which notice shall be prepared in accordance with the definitions and provisions of this Formation Agreement.

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(c) On or prior to the thirtieth (30th) Business Day following receipt by NTI of the Capex Adjustment Statement (the “Capex Objection Period”), NTI shall deliver to MPC either a Notice of Acceptance or a Notice of Disagreement. If NTI delivers to MPC a Notice of Acceptance, or NTI does not deliver a Notice of Disagreement on or prior to the last day of the Capex Objection Period, then effective as of the earlier of the date of delivery of such Notice of Acceptance or the last day of the Capex Objection Period, the Capex Adjustment Statement and the determination contained therein shall be final, binding and conclusive upon the Parties. If NTI timely delivers a Notice of Disagreement with respect to the Capex Adjustment Statement, only those matters specified in such Notice of Disagreement shall be deemed to be in dispute, and all other matters included in the Capex Adjustment Statement shall be final, binding and conclusive upon the Parties and not subject to any further challenge on any ground for any purpose, except for instances of fraud and/or manifest error. The objections set forth in a Notice of Disagreement shall be resolved as set forth in Section 2.5(d)(i)(A) and Section 2.5(d)(i)(B).

(d) If the Capex Adjustment (as finally determined pursuant to the preceding provisions) is less than the Estimated Capex Adjustment, NTI shall make an additional distribution to MPC in an amount equal to such difference. If the Capex Adjustment (as finally determined pursuant to the proceeding provisions) is greater than the Estimated Capex Adjustment, MPC shall make a contribution to NTI in an amount equal to such difference. Any distribution or contribution required hereunder shall be made on or before the fifteenth (15th) Business Day after the final determination of the Capex Adjustment Statement in accordance with Section 2.6(c).

Section 2.7 Accounts Payable.

(a) At the Closing, NTE will create an accounts payable to MPC (the “Accounts Payable”) in an amount jointly determined by NTI and MPC (the “Accounts Payable Amount”). The guiding principles for determining the value of the Accounts Payable Amount shall be that if the total of the estimated values listed in (i) through (v) immediately below is $265 million, then the Accounts Payable Amount will be $106 million. If the total of such estimated values is more or less than $265 million, the Accounts Payable Amount will be increased or decreased, as applicable, by the amount of such difference and it being understood that MPC will receive cash payments at Closing attributable to inventory equal to the lesser of (x) $165,000,000 and (y) the total of the estimated values listed in (i) through (v) immediately below. In all cases the Accounts Payable Amount will be rounded to the nearest $1 million. In no event will the Accounts Payable Amount be greater than the sum of:

(i) the Estimated Refinery Inventory Price; plus

(ii) the Estimated Undelivered Refinery Inventory Price; plus

(iii) the Estimated Marketing Fuel Inventory; plus

(iv) the Estimated Merchandise Price; plus

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(v) the Estimated SuperMom’s Inventory Price; plus

(vi) $6,000,000, in respect of NTE’s allocated cost of the September 2010 Planned Unit Turnaround.

(b) The Accounts Payable will provide for the payment by NTE, or by the bank issuing the Letter of Credit, to MPC of the Accounts Payable Amount in equal installments commencing on the twelfth (12th) day following the Closing and continuing each day through the ninetieth (90th) day following the Closing. For each day on which a payment is due, but which is not a Business Day, the payment for that day will be made, along with the regularly scheduled payment, on the next Business Day.

(c) The first $106 million of the Accounts Payable Amount will be secured by a pledge of the Common Interests pursuant to a pledge and security agreement substantially in the form of Exhibit F to this Formation Agreement (the “Pledge Agreement”). If the Accounts Payable Amount is in excess of $106 million, the amount thereof in excess of $106 million will be secured by a commercial letter of credit (documentary) from a bank and in a form reasonably satisfactory to MPC (the “Letter of Credit”). The Pledge Agreement will remain in effect until the next Business Day following the first anniversary of the last payment made to MPC of the Accounts Payable Amount. The Letter of Credit will remain outstanding until the last payment by the bank pursuant to such Letter of Credit.

(d) Each of the applicable lenders to NT Holdco or its Subsidiaries will execute an authorization for the Accounts Payable and a release of any claim to the Common Interests secured by the Pledge Agreement in a form reasonably satisfactory to MPC (the “Release Agreement”).

Section 2.8 Margin Support.

(a) Within 90 days following (i) the last day of the twelve-month period commencing on the Closing Date (the “First Margin Support Period”) and (ii) the last day of twelve-month period commencing on the day after the First Margin Support Period (such period, the “Second Margin Support Period” and, together with the First Margin Support Period, the Margin Support Periods or a Margin Support Period), NTE shall deliver a written statement to MPC which shall set forth (i) the amount of EBITDA earned during such Margin Support Period and (ii) the Margin Support Payment (as defined in Section 2.8(d) below), if any, for such Margin Support Period (such statement, the “Margin Support Statement”). NTE shall include with the Margin Support Statement supporting documentation, which shall include a balance sheet, a statement of operations and a statement of cash flows, in each case as at the end of and for such Margin Support Period, prepared in accordance with GAAP.

(b) On or prior to the 30th Business Day following receipt by MPC of a Margin Support Statement (with respect to each Margin Support Period, the “Margin Support Objection Period”), MPC shall deliver to NTE either a notice indicating that MPC accepts such Margin Support Statement (a “Margin Support Acceptance Notice”) or a written statement

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specifying those items or amounts with which MPC disagrees in such Margin Support Statement (a “Margin Support Disagreement Notice”). During such Margin Support Objection Period, MPC shall have reasonable access upon reasonable notice to the applicable books, records and staff of NTE and its Subsidiaries for the purposes of verifying the Margin Support Statement. If MPC delivers to NTE a Margin Support Acceptance Notice, or if MPC does not deliver a Margin Support Disagreement Notice on or prior to the last day of a Margin Support Objection Period, then such Margin Support Statement shall be deemed to be a Final Margin Support Statement and the determination therein shall be final, binding and conclusive upon MPC and NTE. If MPC timely delivers a Margin Support Disagreement Notice with respect to a Margin Support Statement, only those matters specified in such Margin Support Disagreement Notice shall be deemed to be in dispute, and all other matters included in such Margin Support Statement shall be final, binding and conclusive upon MPC and NTE and not subject to further challenge on any ground for any purpose, except for instances of fraud or manifest error. The objections set forth in a Margin Support Disagreement Notice shall be resolved as follows:

(i) MPC and NTE shall consult in good faith and use commercially reasonable efforts to resolve such objections. Any such resolution shall be reduced to a written agreement executed by MPC and NTE and such written agreement shall be final, binding and conclusive upon the Parties, and not subject to any further challenge on any ground for any purpose, except for instances of fraud and/or manifest error.

(ii) If MPC and NTE do not resolve by written agreement all of the objections set forth on a Margin Support Disagreement Notice within 30 Business Days after delivery of such Margin Support Disagreement Notice, MPC and NTE shall submit the dispute to the Accounting Arbitrator for final resolution, which resolution shall be final, binding and conclusive upon the Parties, and not subject to any further challenge on any ground for any purpose, except for instances of fraud and/or manifest error. The fees and expenses of such accounting firm for its services in resolving such dispute shall be borne equally by MPC and NTE.

(c) A Margin Support Statement with respect to a Margin Support Period shall become a Final Margin Support Statement on the earliest to occur of: (i) the expiration of the Margin Support Objection Period for such Margin Support Period if a Margin Support Disagreement Notice has not been timely delivered to NTE, (ii) the date that a Margin Support Acceptance Notice with respect to such Margin Support Period has been delivered to NTE, (iii) the date the agreement contemplated by Section 2.8(b)(i) is executed (with such Margin Support Statement being adjusted to reflect matters resolved pursuant to such written agreement), or (iv) the date the Accounting Arbitrator delivers its final determination of the Margin Support Payment pursuant to Section 2.8(b)(ii). The date on which a Margin Support Statement becomes a Final Margin Support Statement pursuant to the immediately foregoing sentence is referred to as a “Margin Support Final Determination Date”).

(d) If, for a Margin Support Period, the EBITDA is less than $145 million, then MPC will pay to NTE an amount equal to the difference between the EBITDA for such

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Margin Support Period and $145 million (the “Margin Support Payment”); provided, however, that the amount of such payment by MPC will not exceed $30 million for either 12-month period. Each payment, if any, will be made by MPC to NTE within five (5) Business Days of the Margin Support Final Determination Date for such Margin Support Period.

(e) The $145 million threshold level described in Section 2.8(b) will be reduced by:

(i) the amount of any rent accrued by any NT Entity with respect to such Margin Support Period pursuant to a Sale and Leaseback Transaction; and

(ii) an amount equal to the Earnout Threshold Adjustment, if any, for such Margin Support Period.

(f) For the purposes of calculating the Margin Support Payment, if any, due for the Margin Support Periods:

(i) charges to NTE’s combined net income for annual selling, general and administrative expenses shall be equal to the amount of such expenses as determined in accordance with GAAP and applicable regulations under the Securities Exchange Act of 1934; and

(ii) NTE’s expense allocation accounting principles in determining its selling, general and administrative expenses will, to the extent consistent with Section 2.8(f)(i), also be consistent with expense allocation accounting principles utilized by MPC in the historical preparation of financial statements for the Businesses.

(g) Any Margin Support Payment made by MPC to NTE shall be treated as an adjustment to the Purchase Price.

Section 2.9 Transfer of Funds.

All amounts due to any party under this Formation Agreement or any Related Agreement shall be made by wire transfer of immediately available funds (federal) to such account as designated by the receiving party no less than three (3) Business Days prior to the scheduled payment date.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF MPC and SSA

MPC and SSA represent and warrant to NTI that the statements contained in this Article 3 are true and correct as of the date of this Formation Agreement and will be true and

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correct as of the Effective Time (unless any such representation or warranty speaks to an earlier date).

Section 3.1 Organization.

Each of MPC and SSA, and each of the other Affiliates of MPC and SSA that is transferring or contributing assets, equity interests or liabilities to NT Holdco or its subsidiaries pursuant to any of the Related Agreements (collectively, the “Transferring Entities”) is a corporation, a limited liability company, a limited partnership or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of MPC and SSA, and each of the Transferring Entities, has all of the necessary power and authority to own, lease and/or operate the assets and properties owned, operated or leased by it, and to carry on and conduct the business now being or to be conducted by it, and is duly licensed and/or qualified to do business and is in good standing in each jurisdiction in which the Assets owned or leased by it or the operation of the Businesses makes such licensing or qualifications necessary.

Section 3.2 Due Authority and Enforceability.

Each of MPC and SSA, and each of the Transferring Entities, has full corporate, limited liability company or limited partnership power and authority to execute and perform this Formation Agreement and each Related Agreement to which it is a party, and to carry out the Contemplated Transactions. The execution, delivery, and performance by each of MPC and SSA, and each of the Transferring Entities, of this Formation Agreement and each Related Agreement to which it is a party, and the consummation of the Contemplated Transactions have been duly authorized by all requisite action on the part of MPC, SSA and the Transferring Entities. This Formation Agreement has been duly and validly executed by MPC and SSA and, at the Closing, all Related Agreements required hereunder to be executed and delivered by MPC, SSA and/or any Transferring Entity shall have been duly executed and delivered by such party. This Formation Agreement does, and the Related Agreements shall, assuming the due authorization, execution, and delivery of this Formation Agreement by the other parties hereto and thereto, constitute the legal, valid and binding Obligations of each of MPC and SSA and each of the Transferring Entities, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.3 Conflicts and Approvals.

(a) Subject to obtaining the consents and waivers referred to in (x) Section 3.2(a)(iii) of the Refinery Contribution Agreement Disclosure Schedules, (y) Section 3.2(a)(iii) of the Marketing Contribution Agreement Disclosure Schedules and (z) Section 3.2(a)(i) of the NT Bakery Contribution Agreement Disclosure Schedules, and except for any matters described in this Section 3.3 that would not reasonably be expected to exceed the Threshold Amount,

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neither the execution and delivery by each of MPC and SSA, and each of the Transferring Entities, of this Formation Agreement or any Related Agreement to which it is a party nor the performance by MPC and/or SSA of their respective Obligations hereunder or thereunder will, to the Knowledge of MPC and/or SSA, as applicable, (i) violate, conflict with, breach the terms of, cause a default or require the payment of a penalty or increased liabilities or fees or the loss of a benefit under or result in the imposition of a Lien (other than Permitted Liens) under (A) any Law applicable to such party, (B) the Governing Documents of such party, (C) any Material Contract or Authorization to which such party is a party or by which it or any of its properties or assets is bound, or (ii) with the passage of time, the giving or not giving of notice or the taking of any action by a Third Person, have any of the effects set forth in clause (i) of this Section 3.3(a).

(b) No consent, waiver, approval, Order or Authorization is required on the part of MPC, SSA or any of the Transferring Entities in connection with the execution and delivery of this Formation Agreement or the Related Agreements or the compliance by any of them with any of the provisions hereof or thereof, or the consummation of the Contemplated Transactions, except for (i) compliance with the applicable requirements of the HSR Act and (ii) compliance with the matters referred to in (x) Section 3.2(a)(iii) of the Refinery Contribution Agreement Disclosure Schedules, (y) Section 3.2(a)(iii) of the Marketing Contribution Agreement Disclosure Schedules and (z) Section 3.2(a)(i) of the NT Bakery Contribution Agreement Disclosure Schedules.

Section 3.4 No Brokers.

Other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by MPC, no Person has acted, directly or indirectly, as a broker, finder, investment banker or financial advisor for MPC, SSA or any of their Affiliates in connection with the execution of this Formation Agreement and the Related Agreements and the consummation of the Contemplated Transactions and no Person is entitled to any brokerage, finder’s or other fee, commission or like payment in connection with the Contemplated Transactions based on arrangements made by or on behalf of MPC, SSA or any of their Affiliates.

Section 3.5 Proceedings.

There is no Proceeding pending or, to the Knowledge of MPC or SSA, threatened against MPC, SSA or any of the Transferring Entities that would reasonably be expected to impede or delay the Contemplated Transactions. Neither MPC, SSA nor any of the Transferring Entities is subject to any Orders that, individually or in the aggregate, would reasonably be expected to impede or delay any of the Contemplated Transactions.

Section 3.6 Absence of Certain Developments.

(a) Except as set forth in Section 3.6(a) of the Disclosure Schedules, since the Balance Sheet Date (i) MPC, SSA and the Transferring Entities have conducted the Businesses in all material respects in the ordinary course of business consistent with past practice

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and (ii) there has not been any effect, event, change, occurrence or circumstance that, individually or in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect.

(b) Without limiting the generality of the foregoing, except as set forth in Section 3.6(b) of the Disclosure Schedules, since the Balance Sheet Date through the date hereof, (i) neither MPC, SSA nor any of the Transferring Entities has taken any action that would be prohibited pursuant to Section 7.1(b)(vi), Section 7.1(b)(vii), Section 7.1(b)(viii), Section 7.1(b)(xiii), Section 7.1(b)(xiv), Section 7.1(b)(xv), Section 7.1(b)(xvi), Section 7.1(b)(xviii), Section 7.1(b)(xx), Section 7.1(b)(xxi), Section 7.1(b)(xxii), Section 7.1(b)(xxiii), Section 7.1(b)(xxiv) or Section 7.1(b)(xxvi), if taken after the date of this Formation Agreement and (ii) MPC, SSA and each of the Acquired Entities have incurred the capital expenditures and completed the maintenance described in Section 3.6(b)(ii) of the Disclosure Schedules.

Section 3.7 Acquired Entities

(a) Organization. Each of the Acquired NT Entities is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. Each of the Acquired NT Entities has all of the necessary power and authority to own, lease and/or operate the assets and properties owned, operated or leased by it, and to carry on and conduct the business now being or to be conducted by such it, and is duly licensed and/or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualifications necessary.

(b) Capitalization.

(i) Immediately prior to the Closing, (i) the authorized or outstanding equity interests of NT Holdco shall consist solely of the Common Interests, (ii) all of the outstanding equity interests of NTE shall be owned by NT Holdco, (iii) all of the outstanding equity interests of SPP Refining shall be owned by NTE, (iv) all of the outstanding equity interests of NT Retail shall be owned by NTE, (v) all of the outstanding equity interests of NT Bakery shall be owned by NTE, (vi) all of the outstanding equity interests of SAF shall be owned by NT Retail (all such equity interests, other than the Preferred Interests, the “Acquired Interests”), in each case, free and clear of all Liens, pledges, security interests, restrictions (other than restrictions, if any, imposed by the federal securities law), encumbrances and claims. Immediately prior to the Closing, MPC shall own all of the Common Interests. As part of the Closing, the Common Interests owned by MPC shall be converted to the Preferred Interests and NTI shall be issued all of the Common Interests in NT Holdco. Except for the foregoing, no other membership or other equity interests of NT Holdco are reserved for issuance, issued or outstanding. The Acquired Interests, and immediately following the Effective Time, the Preferred Interests, are duly authorized, validly issued, fully paid, and nonassessable and free and clear of any pre-emptive or similar rights.

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(ii) Except as contemplated in this Formation Agreement, there is no existing option, warrant, call, right or Contract of any character to which any Acquired NT Entity or any Affiliate of any Acquired NT Entity is a party or otherwise subject to requiring, and there are no securities of any Acquired NT Entity or any Subsidiary of any Acquired Entity outstanding that upon conversion, exercise or exchange would require, the issuance of any shares of capital stock of any Acquired NT Entity or other securities convertible into, exchangeable for or evidencing the right to subscribe for, purchase or receive shares of capital stock of any Acquired NT Entity, or the payment of an amount directly or indirectly based (in whole or in part) on the price or value of any shares of capital stock of an Acquired Entity. No Acquired NT Entity is a party to, nor otherwise subject to, any voting trust, proxy or other Contract with respect to the voting, redemption, repurchase, sale or transfer or other disposition of its equity interests.

(c) Compliance. Each of the Acquired NT Entities is in compliance with all Laws of any Governmental Authority applicable to its respective businesses or operations. No Acquired NT Entity has received any written notice of or been charged with the violation of any such Laws.

(d) Litigation. There is no Proceeding pending or, to the Knowledge of MPC threatened against any Acquired NT Entity. No Acquired NT Entity is subject to any Orders.

(e) Employee Matters. None of the Acquired NT Entities has now, nor has it ever had any employees or employee benefits plans.

(f) Taxes. Since their formation, each of the Acquired NT Entities is and always has been a disregarded entity for tax purposes pursuant to IRS Treasury Regulation Section 301.7701-3.

(g) Minnesota Pipe Line Interests.

(i) Except as contemplated in this Formation Agreement and as contained in the Amended and Restated Limited Liability Company Agreement of Minnesota Pipeline Company, dated as of July 31, 2006 (as amended, the “MPL LLC Agreement”) and the Shareholders Agreement by and among FHR, LLC, Marathon Pipe Line LLC, Trof, Inc. and MPL Investments, dated as of July 31, 2006 (the “MPL Investments Shareholders Agreement”), there is no existing option, warrant, call, right or Contract of any character to which the Minnesota Pipeline Interests are subject to requiring, and there are no securities of MPL Investments or Minnesota Pipe Line Company outstanding that upon conversion, exercise or exchange would require, the issuance of any shares of capital stock of MPL Investments or Minnesota Pipe Line Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for, purchase or receive shares of capital stock of MPL Investments or Minnesota Pipe Line Company, or the payment of an amount directly or indirectly based (in

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whole or in part) on the price or value of any shares of capital stock of MPL Investments or Minnesota Pipe Line Company. Except for the MPL LLC Agreement and the MPL Investments Shareholders Agreement, neither MPL Investments nor Minnesota Pipe Line Company is a party to, nor otherwise subject to, any voting trust, proxy or other Contract with respect to the voting, redemption, repurchase, sale or transfer or other disposition of its equity interests.

(ii) To the Knowledge of MPC, neither MPL Investments nor Minnesota Pipe Line Company has now, nor has it ever had any employees or employee benefits plans.

(iii) MPL Investments is and has always been treated as a corporation for tax purposes. Minnesota Pipe Line Company was originally treated as a disregarded entity (as a single member limited liability company), is now treated as a partnership for tax purposes pursuant to IRS Treasury Regulation Section 301.7701-3.

Section 3.8 Financial Statements.

(a) MPC delivered to NTI (on behalf of SPP Refining, NT Retail and NT Bakery) financial statements with respect to the Assets, the Businesses and the Minnesota Pipe Line Interests. The financial statements include the following statements:

(i) audited combined balance sheets of the Businesses (reflecting the interests in Minnesota Pipe Line Company using the equity method and the interest in MPL Investments using the cost method) as of December 31, 2009 and 2008, together with the corresponding audited combined statements of operations and of cash flows for each of the years in the three year period ended December 31, 2009, and are accompanied by an audit opinion of PricewaterhouseCoopers LLP (the “Audited Combined Financial Statements”); and

(ii) Reviewed interim combined balance sheets of the Businesses (reflecting the interests in Minnesota Pipe Line Company using the equity method and the interest in MPL Investments using the cost method) as of (i) March 31, 2010 and (ii) June 30, 2010, together with the corresponding Reviewed interim combined statements of operations and Reviewed interim combined statements of cash flows for (A) the periods ended March 31, 2010 and 2009 and (B) the periods ended June 30, 2010 and 2009 (collectively, the “Interim Combined Financial Statements”).

(iii) The Audited Combined Financial Statements and the Interim Combined Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered and present fairly the financial condition and operating results, equity and cash flows of the Assets and the Businesses as of such dates and for the periods indicated, subject, however, in

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the case of the Interim Combined Financial Statements, to normal non-material year-end audit adjustments and accruals and the absence of notes and other textual disclosures required by GAAP.

(b) Except for (i) Obligations incurred in the ordinary course of business since January 1, 2010 or (ii) Obligations reflected or disclosed in the Interim Combined Financial Statements, none of MPC, SSA or SAF has incurred any Obligation which would reasonably be expected to result in an adverse effect on the Assets, Businesses or Minnesota Pipe Line Interests, in each case in excess of the Threshold Amount.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF NTI

NTI represents and warrants to MPC and SSA that the statements contained in this Article 4 are true and correct as of the date of this Formation Agreement and will be true and correct as of the Effective Time (unless any such representation or warranty speaks to an earlier date).

Section 4.1 Organization.

NTI is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. NTI has all of the necessary limited liability company power and authority to own, lease and/or operate the assets and properties owned, operated or leased by it, and to carry on and conduct the business now being or to be conducted by it, and is duly licensed and/or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualifications necessary.

Section 4.2 Due Authority and Enforceability.

NTI has full limited liability company power and authority to execute and perform this Formation Agreement and the Related Agreements to which it is a party, and to carry out the Contemplated Transactions. The execution, delivery, and performance by NTI of this Formation Agreement and each Related Agreement to which NTI is a party and the consummation of the Contemplated Transactions have been duly authorized by all requisite action on the part of NTI. This Formation Agreement has been duly and validly executed by NTI and, at the Closing, all Related Agreements required hereunder to be executed and delivered by NTI shall have been duly executed and delivered by NTI. This Formation Agreement does, and the Related Agreements shall, assuming the due authorization, execution, and delivery of this Formation Agreement by the other parties hereto and thereto, constitute the legal, valid and binding Obligation of NTI enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

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Section 4.3 Conflicts and Approvals.

(a) Subject to obtaining the consents and waivers referred to in Section 4.3(a) of the Disclosure Schedules, and except for any matters described in this Section 4.3 that would not reasonably be expected to exceed the Threshold Amount, neither the execution and delivery by NTI of this Formation Agreement or any Related Agreement to which it is a party nor the performance by NTI of its Obligations hereunder or thereunder will, (i) violate, conflict with, breach the terms of, cause a default or require the payment of a penalty or increased liabilities or fees or the loss of a benefit under or result in the imposition of a Lien (other than Permitted Liens) under (A) any Law applicable to NTI, (B) the Governing Documents of NTI, (C) any Material Contract or Authorization to which NTI is a party or by which it or any of its properties or assets is bound, or (ii) with the passage of time, the giving or not giving of notice or the taking of any action by a Third Person, have any of the effects set forth in clause (i) of this Section 4.3(a).

(b) No consent, waiver, approval, Order or Authorization is required on the part of NTI in connection with the execution and delivery of this Formation Agreement or the Related Agreements or the compliance by it with any of the provisions hereof or thereof, or the consummation of the Contemplated Transactions, except for (i) compliance with the applicable requirements of the HSR Act and (ii) compliance with the matters referred to in Section 4.3(a) of the Disclosure Schedules.

Section 4.4 Proceedings.

There is no Proceeding pending or, to the Knowledge of NTI, threatened against NTI that would reasonably be expected to impede or delay its ability to perform the Contemplated Transactions. NTI is not subject to any Orders that, individually or in the aggregate, would reasonably be expected to impede or delay any of the Contemplated Transactions.

Section 4.5 No Brokers

Other than the fees and expenses due to the Persons set forth in Schedule 4.5, the fees and expenses of which will be paid by NTI or its Subsidiaries, no Person has acted, directly or indirectly, as a broker, finder, investment banker or financial advisor for NTI in connection with the execution of this Formation Agreement and the Related Agreements and the consummation of the Contemplated Transactions and no Person is entitled to any brokerage, finder’s or other fee, commission or like payment in connection with the Contemplated Transactions based on arrangements made by or on behalf of NTI or any of their Affiliates.

Section 4.6 Equity Commitments; Availability of Funds.

(a) NTI has received and delivered to MPC a true and complete copy of an equity commitment letter, dated as of the date hereof, from each of Acon Refining Partners, L.L.C. and TPG Partners VI, L.P. (the “Equity Financing Sources”), pursuant to which NTI has received equity commitments, subject to the terms and conditions thereof, for an aggregate

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amount of at least $160,000,000 (as may be amended in accordance with their terms, the “Equity Commitment Letters”). Each Equity Commitment Letter is in effect as of the date hereof.

(b) NTI has received and delivered to MPC a true and complete copy of (i) an executed commitment letter and related term sheets from J.P. Morgan Securities LLC, JP Morgan Chase Bank, N.A., Banc of America Securities LLC and Bank of America, N.A. and (ii) an executed commitment letter and related term sheets from Goldman Sachs Lending Partners LLC, in each case relating to the provision of certain financing required by NTI to be able to pay cash in an aggregate amount sufficient to pay all amounts required to be paid by NTI and the Acquired Entities at the Closing in connection with the Contemplated Transactions, including the Estimated Purchase Price and all payments, fees and expenses related to or arising out of the Contemplated Transactions to be paid by NTI or the Acquired Entities, and to provide for the contemplated working capital needs of NTE and its subsidiaries, and the Letter of Credit, if any, in accordance with this Formation Agreement (the “Debt Financing”), and all attachments to such commitment letters, other than those documents relating to fee arrangements in connection with such letters (collectively, the “Debt Commitment Letters”). The only conditions precedent related to the obligations of the Debt Financing Sources to fund the full amount of Debt Financing contemplated to be funded at the Closing are those expressly set forth in the Debt Commitment Letters. The Debt Commitment Letters are in effect as of the Execution Date and neither NTI nor any of its Affiliates has agreed to any material amendment or modification to any of the Debt Commitment Letters that would adversely affect the ability of NTI to obtain the Debt Financing as contemplated thereby and neither NTI nor any of its Affiliates is in material breach or default thereunder.

Section 4.7 NTI Status; Investment.

(a) NTI understands that the Common Interests to be received pursuant to this Formation Agreement have not been registered under the 1933 Act, or under any applicable state securities laws, and neither MPC nor NT Holdco has any obligation to register the Common Interests under the 1933 Act or to register or qualify the offer or sale of the Common Interests with any state on the basis that the offering is exempt from registration under the 1933 Act and the rules and regulations promulgated thereunder. NTI further acknowledges that the Common Interests cannot be sold, assigned, or otherwise transferred unless subsequently registered under the 1933 Act and under applicable state securities laws or if an exemption from registration or qualification is then available. NTI understands that there is not, nor is there likely to be, a public market for the Common Interests and represents that it can afford to hold such Common Interests for an indefinite period of time.

(b) NTI is acquiring the Common Interests for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws.

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ARTICLE 5

INDEMNIFICATION

Section 5.1 Survival of Representations and Warranties.

Subject to the limitations and other provisions of this Formation Agreement, (i) the representations and warranties of the Parties contained in this Formation Agreement shall survive the Closing and shall remain in full force and effect for a period of two years after the Closing Date, provided, however, that the representations and warranties in Section 3.1 (Organization), Section 3.2 (Due Authority and Enforceability), Section 3.4 (No Brokers), Section 3.7(a) (Acquired Entities; Organization); Section 3.7(b) (Acquired Entities; Capitalization); Section 3.7(e) (Acquired Entities; Employee Matters), Section 3.7(f) (Acquired Entities; Taxes), Section 4.1 (Organization), Section 4.2 (Due Authority and Enforceability) and Section 4.5 (No Brokers) shall survive the Closing Date forever.

Section 5.2 Indemnification by MPC.

(a) From and after the Closing Date, MPC and SSA agree, jointly and severally, to indemnify, defend and hold harmless the NTI Indemnitees, from and against any and all Claims and Losses actually suffered or incurred by any of them to the extent arising out of, resulting from or relating to:

(i) the breach of any representation or warranty of MPC or SSA contained in this Formation Agreement;

(ii) the breach of any covenant or agreement of MPC or SSA contained in this Formation Agreement;

(iii) except as otherwise expressly provided under the Refining Contribution Agreement or the Marketing Contribution Agreement, the ownership or operation of the Acquired Entities prior to the Effective Time; or

(iv) in respect of any Claim for Taxes imposed on, or pertaining or attributable to, NT Holdco, the Acquired Entities and their respective assets and operations relating to any period (or portion thereof) ending on or prior to the Effective Time.

(b) Neither MPC nor SSA shall be liable for indemnification pursuant to Section 5.2(a)(i) with respect to Losses resulting from any breach by MPC or SSA or the representations and warranties in Section 3.5 or Section 3.6 unless the aggregate amount of all Representation and Warranty Losses, taken together, shall exceed the Indemnification Deductible after which point MPC and SSA will be obligated only to indemnify, defend and hold harmless the NTI Indemnitees from and against such Claims and Losses to the extent they, together with any and all Representation and Warranty Losses to be indemnified, exceed the Indemnification Deductible but are less than or equal to the Indemnification Ceiling. For the avoidance of doubt, the full amount of the Indemnification Ceiling shall be recoverable over and

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above the Indemnification Deductible. Notwithstanding the preceding, the limitations on MPC’s and SSA’s indemnification obligations set forth in the preceding sentences of this Section 5.2(b) shall not apply to Losses resulting from fraud by MPC or SSA in connection with this Formation Agreement.

Section 5.3 Indemnification by NTI.

From and after the Closing Date, NTI agrees to indemnify, defend and hold harmless the MPC Indemnitees from and against any and all Claims and Losses actually suffered or incurred by any of them to the extent arising out of, resulting from or relating to:

(a) the breach of any representation or warranty of NTI contained in this Formation Agreement;

(b) the breach of any covenant or agreement of NTI contained in this Formation Agreement; or

(c) in respect of any Claim for Taxes imposed on, or pertaining or attributable to, NT Holdco, the Acquired Entities and their respective assets and operations relating to any period (or portion) beginning after the Effective Time.

Section 5.4 Limitations on Indemnities.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS FORMATION AGREEMENT, EXCEPT IN THE CASE OF FRAUD, NO PARTY SHALL BE ENTITLED TO RECOVER FROM ANY OTHER PARTY ANY AMOUNT IN RESPECT OF EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES EXCEPT TO THE EXTENT SUCH DAMAGES (A) ARE PAID OR OWNING TO A THIRD PERSON WITH RESPECT TO A THIRD-PARTY CLAIM OR (B) (1) CONSTITUTE CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) OR DIMINUTION IN VALUE DAMAGES THAT WERE THE DIRECT AND REASONABLY FORESEEABLE CONSEQUENCES OF THE RELEVANT BREACH, (2) THE DAMAGES RESULTING FROM THE RELEVANT BREACH OF REPRESENTATIONS AND WARRANTIES IN ARTICLE 3 OR COVENANTS IN SECTION 7.1 EXCEED (X) $3,000,000 IF SUCH BREACH RELATED TO REPRESENTATIONS AND WARRANTIES CONCERNING THE MPC TRANSFERRED ASSETS OR THE REFINERY BUSINESS OR (Y) $1,000,000 IN ALL OTHER CASES AND (3) THE CLAIM ASSERTING THE RELEVANT BREACH IS DELIVERED ON OR PRIOR TO THE SECOND ANNIVERSARY OF THE CLOSING DATE. EXCEPT IN THE CASE OF FRAUD, ALL RELEASES, DISCLAIMERS, LIMITATIONS ON LIABILITY AND INDEMNITIES IN THIS FORMATION AGREEMENT, INCLUDING THOSE IN THIS ARTICLE 5, SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT, AND/OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED OR INDEMNIFIED (EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).

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Section 5.5 Indemnification Procedures.

(a) A MPC Indemnitee or NTI Indemnitee, as the case may be (for purposes of this Section 5.5, the “Indemnified Party”), shall give the indemnifying party under Section 5.2 and Section 5.3, as applicable (for purposes of this Section 5.5, the “Indemnifying Party”), prompt written notice of any matter which it has determined has given or could reasonably be expected to give rise to a right of indemnification under this Formation Agreement, containing a reference to the provisions of this Formation Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its obligations under this Article 5 except to the extent the Indemnifying Party is actually prejudiced by such failure. Notwithstanding anything to the contrary contained herein, the rights and remedies of the Indemnified Parties from and after the Closing shall not be limited by the fact that any Indemnified Party had knowledge of any breach, event or circumstance prior to the Closing or waived any condition to the Closing related thereto.

(b) If any Third Person shall notify an Indemnified Party with respect to a Third-Party Claim under this Article 5, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its obligations under this Article 5 except to the extent the Indemnifying Party is actually prejudiced by such failure.

(c) The Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party must acknowledge in writing its obligation to indemnify the Indemnified Party in full without reservations with respect to such Third-Party Claim, (ii) the Third-Party Claim does not seek to impose any liability on the Indemnified Party other than money damages and (iii) the Third-Party Claim is not part of a larger claim or series of related claims that do not relate to Losses hereunder. The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (which consent may not be unreasonably withheld, conditioned or delayed) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party, does not impose an injunction or other equitable relief or any other obligations upon the Indemnified Party, and provides for the full, final and unqualified release of the Indemnified Party in respect of such Third-Party Claim.

(d) Unless and until the Indemnifying Party assumes the defense of the Third-Party Claim as provided in Section 5.5(c), the Indemnified Party may defend against the Third-Party Claim in any manner it may reasonably deem appropriate. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof in accordance with this Formation Agreement or during the period in which the Indemnified Party’s legal counsel shall have advised the Indemnified Party that there exists one or more legal or

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equitable defenses available to them or that a conflict of interest exists that would make it inappropriate under applicable standards of professional conduct to have common counsel.

(e) If the Indemnifying Party assumes the defense of the Third-Party Claim as provided in Section 5.5(c), in no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (which consent may not be unreasonably withheld, conditioned or delayed).

ARTICLE 6

EMPLOYEE MATTERS

Section 6.1 Employment Offers.

(a) As soon as practicable after the execution of this Formation Agreement, NTI shall have the opportunity to make presentations regarding potential future employment with NTE, SPP Refining, NT Retail and NT Bakery to the Employees as a group as well as individually, all in accordance with a protocol to be agreed upon between MPC, SSA and NTI, and with respect to Active Represented Employees covered by the CBAs, in accordance with the CBAs and, in any case, with applicable federal and state labor law.

(b) As of the Closing Date, those Employees supplying operational services at the various Assets’ and Businesses’ locations will remain as employees of MPC, SSA or SuperMom’s, as applicable, pursuant to the Services Agreement, until the applicable Employee Transfer Date. Each “Employee Transfer Date” shall be determined in the following manner: an Employee Transfer Date shall be any date(s) on or after Closing on which NTI elects to transfer one of the designated group(s) of Acquired Employees to employment with an NT Entity, provided that the process described below with respect to any such group(s) of Acquired Employees (as defined below) has been completed. To ensure the integrity of MPC, SSA and SuperMom’s secure systems, NTI shall deliver a written notice to MPC or SSA, as applicable, at least twenty (20) Business Days prior to a proposed Employee Transfer Date setting forth its reasonable, good faith belief that the security-related and other conditions for such Acquired Employees’ transfer, as set forth in Schedule 6.1(b)(ii), have been satisfied (a “Security Completion Statement”). On or prior to the tenth Business Day following receipt of a Security Completion Statement by MPC or SSA, such entity shall deliver to NTI either a notice indicating that it accepts NTI’s Security Completion Statement or a written statement specifying those items with which it disagrees in such Security Completion Statement (a “Security Completion Objection Notice”). If MPC or SSA delivers a Security Completion Objection Notice or fails to timely agree to the Security Completion Statement, MPC, SSA and NTI shall consult in good faith and use Commercially Reasonable Efforts to resolve any objections contained therein. If such objections cannot be resolved pursuant to this paragraph, the Employee Transfer Date for the designated group(s) of Employees may occur either on the Employee Transfer Date initially proposed by NTI or a date thereafter that NTI selects; provided, that, if the applicable NT Entity proceeds with such transfer, MPC or SSA, as applicable, may without liability to NTE or its Subsidiaries, including any liability pursuant to the Services Agreement, terminate effective as of

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such Employee Transfer Date the Transition Services designated as being adversely effected in the Security Completion Objection Notice. For the avoidance of doubt, the Parties acknowledge that the Employee Transfer Date may be different for certain Employee groups, but not for Employees within the same Employee group provided, however, that the transfer of Employees in certain employee groups (including Employees in departments such as accounting, finance and procurement) may be delayed to assist in the maintenance of the integrity of MPC, SSA and SuperMom’s secure systems.

On or about forty-five (45) days prior to each of NTI’s proposed Employee Transfer Date(s), NTI will provide written notice of the proposed Employee Transfer Date to MPC, SSA and SuperMom’s. (The parties hereto understand and agree that such notice shall be without prejudice to the process described above for setting the actual Employee Transfer Date.) Within five (5) Business Days of receipt of such notice, MPC or SSA shall provide NTE with an updated list of Employees that includes the information, as of the date of delivery of such list, described in Section 4.22(a) of the Refining Contribution Agreement, Section 4.17(a) of the Marketing Contribution Agreement and Section 4.13(a) of the SuperMom’s Contribution Agreement.

In accordance with the CBAs and, in any case, with applicable federal and state labor law, no later than thirty (30) days prior to the applicable proposed Employee Transfer Date, NTE or its Subsidiaries shall offer employment, effective as of the applicable Employee Transfer Date, to all Active Represented Employees who are not on a leave approved by MPC, SSA or their Affiliates (a “Company-Approved Leave”) as of the date that NTE or its Subsidiaries makes such offers. Active Represented Employees who, as of the date offers are made, are on Company-Approved Leave that has or is expected to continue for at least one hundred eighty (180) days from the first day of such leave shall not become employees of NTE or its Subsidiaries. NTE or its Subsidiaries shall offer employment to each Active Represented Employee who, as of the date such offers are made, is on Company-Approved Leave that is expected to continue for less than one hundred and eighty (180) days from the first day of such leave, provided that MPC provides NTE with adequate assurance, as reasonably determined by NTE, that such employee will return from leave within one hundred eighty (180) days of the first day of such employee’s leave while employed by MPC, SSA or their Affiliates. With respect to any other Employees, no later than thirty (30) days prior to the applicable proposed Employee Transfer Date, NTE or its Subsidiaries shall offer employment to such Employees who meet NTE’s minimum hiring requirements and who are not on Company-Approved Leave as of the date that NTE or its Subsidiaries makes such offers. Such other Employees who, as of the date offers are made, are on Company-Approved Leave that has or is expected to continue for at least six (6) months from the first day of such leave shall not become employees of NTE or its Subsidiaries. NTE or its Subsidiaries shall offer employment to each such other Employee who meets NTE’s minimum hiring requirements and who, as of the date such offers are made, is on Company-Approved Leave that is expected to continue for less than six (6) months from the first day of such leave, provided that MPC provides NTE with adequate assurance, as reasonably determined by NTE, that such employee will return from leave within six months of the first day of such employee’s leave while employed by MPC, SSA or their Affiliates. For the avoidance of doubt, any Employee who does not receive an offer of employment pursuant to this Section

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6.1(b) or who declines an offer made pursuant to this Section 6.1(b) shall not become an employee of NTE or its Subsidiaries.

Offers of employment for Employees other than Active Represented Employees shall reflect (1) base salaries or base wages that shall be at least equal to those provided by MPC, SSA or SuperMom’s, as applicable, immediately prior to such offers, and (2) benefits (excluding incentive compensation), that are comparable in the aggregate, to those provided by MPC, SSA or SuperMom’s, as applicable, immediately prior to such offers. For purposes of the preceding sentence, comparability shall be determined with respect to the selected Refinery Employees, the selected SSA Employees and the selected SuperMom’s Employees as separate groups (rather than on an individual Employee basis or on the basis of all Employees as a single group). NTE or its Subsidiaries shall employ each Employee who accepts such offer of employment, provided that nothing herein shall require the continued employment of any Employee after the applicable Employee Transfer Date or shall limit the right of NTE or its Subsidiaries from changing any such Employee’s rate of base salary or base wages or benefits (except that neither NTE nor its Subsidiaries shall lower any Acquired Employee’s base salary or base wages for ninety (90) days following the applicable Employee Transfer Date). All Employees who accept employment with NTE or its Subsidiaries pursuant to the offers described in this Section 6.1 are sometimes referred to herein as “Acquired Employees,” Acquired Employees who are Active Represented Employees are sometimes referred to herein as “Acquired Represented Employees,” and Acquired Employees who are not Active Represented Employees are sometimes referred to herein as “Acquired Non-Represented Employees.” All employment offers made in accordance with this Section 6.1 by NTE or its Subsidiaries to Employees (other than Active Represented Employees) shall be made with sufficient time to give the Employees to whom such offers are made reasonable time to evaluate the offers (and in no event less than thirty (30) days prior to the applicable Employee Transfer Date). NTE shall also notify MPC, SSA and SuperMom’s, at least thirty (30) days prior to the applicable Employee Transfer Date, of the names of any Employees, including Active Represented Employees, to whom NTE or its Subsidiaries will not extend an offer of employment. Notwithstanding anything to the contrary in this Formation Agreement, prior to the applicable Employee Transfer Date, MPC shall have the right to offer continued employment with MPC, SSA or any of their Affiliates to any of the Employees identified in Schedule 6.1.

Section 6.2 Union Recognition.

(a) SPP Refining (or the Affiliate thereof that employs the Acquired Represented Refinery Employees) will recognize the Union as the exclusive representative of the Acquired Represented Refinery Employees and will assume on the applicable Employee Transfer Date of any Acquired Represented Refinery Employee the CBA governing the terms and conditions of employment of the Acquired Represented Refinery Employees. NT Bakery (or the Affiliate thereof that employs the Acquired Represented SuperMom’s Employees) will recognize the Union as the exclusive representative of the Acquired Represented SuperMom’s Employees and will assume on the applicable Employee Transfer Date of any Acquired Represented SuperMom’s Employee the CBA governing the terms and conditions of employment of the Acquired Represented SuperMom’s Employees.

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(b) On the Execution Date, the Parties will jointly notify the Unions of the execution of this Formation Agreement and the Related Agreements, which notification shall state that MPC and SuperMom’s are willing to bargain over the effects of the Contemplated Transactions on the Active Represented Employees.

Section 6.3 Benefits Plans, Employment Practices and Pay Practices.

(a) Unless otherwise provided by the terms of the MPC/SSA Benefit Plans or this Formation Agreement, participation as an active employee in MPC/SSA Benefit Plans, employment policies and employment practices shall end as of the applicable Employee Transfer Date for Employees whose employment with MPC, SSA or SuperMom’s ends as a result of the Contemplated Transactions. As of the applicable Employee Transfer Date, SuperMom’s shall no longer be a participating employer in SSA’s employee benefit plans, employment policies and pay practices. MPC or SSA shall be responsible for and shall continue to pay all hospital, medical, disability and other welfare plan benefits and expenses under each MPC/SSA Benefit Plan with respect to claims incurred prior to the applicable Employee Transfer Date, including any incurred but unreported claims incurred under any medical plan maintained by MPC or SSA. For purposes of this Section 6.3(a), a claim is deemed to have been incurred when services for the claim occurred, and all claims incurred during a continuous period of hospitalization shall be deemed to have occurred upon the commencement of such period. For the avoidance of doubt, neither NT Holdco nor any of its Affiliates shall assume sponsorship of, maintain or contribute to or assume any liability under or related to any Benefit Plan sponsored, maintained or contributed to by MPC, SSA or their ERISA Affiliates or other Affiliates as a result of the Contemplated Transactions. Effective as of the applicable Employee Transfer Date, NTE or its Affiliates shall offer the Acquired Employees participation in their Benefit Plans based on the terms and conditions of such plans and such Acquired Employees will be covered by NTE’s or its Affiliates employment policies and pay practices. On the applicable Employee Transfer Date, NTE and its Affiliates will recognize each Acquired Employee’s recognized service for eligibility and vesting purposes only, and with respect to vacation only, for benefit accrual purposes, under its qualified and welfare Benefit Plans and employment practices, and will maintain, for the remainder of the calendar year in which the applicable Employee Transfer Date occurs, the accrual rate for vacation in effect immediately prior to the offers. The existing vacation policies of MPC and SSA shall be observed for the balance of the year in which the applicable Employee Transfer Date occurs for Acquired Employees. MPC, SSA or SuperMom’s, as applicable, shall provide or cause to be provided, within ten (10) days after the applicable Employee Transfer Date, adequate data as NTE may reasonably request to implement the provisions of the preceding two sentences. To the extent that an Acquired Employee is entitled under any applicable Law or any policy of MPC, SSA or SuperMom’s to be paid for any vacation days accrued or earned but not yet taken by such Acquired Employee as of the applicable Employee Transfer Date, MPC, SSA or SuperMom’s shall discharge the liability for such vacation days. Without limiting the scope of the foregoing, if the applicable Employee Transfer Date occurs during an Acquired Employee’s participation in any MPC Benefit Plan or SSA Benefit Plan that provides for tuition reimbursement, any liability or obligation thereunder with respect to such Acquired Employee shall remain the obligation of MPC or SSA, as applicable. For purposes of an Acquired Employee who is participating in any MPC Benefit

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Plan or SSA Benefit Plan that provides for tuition reimbursement immediately prior to the applicable Employee Transfer Date, MPC or SSA, as applicable, shall continue to pay, in accordance with such plan, the reimbursements for the then current covered class(es). MPC and SSA shall not be responsible for tuition reimbursement for classes or programs which commence on or after the applicable Employee Transfer Date. NTE and its Affiliates shall not be responsible for tuition reimbursement or any liability or obligation under any MPC Benefit Plan or SSA Benefit Plan that provides for tuition reimbursement.

(b) NTE or its Affiliates shall (i) waive all limitations as to preexisting conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to the Acquired Employees and their dependents under its Benefit Plans to the extent satisfied or waived under the applicable corresponding MPC or SSA Benefit Plan immediately prior to the applicable Employee Transfer Date and (ii) provide each Acquired Employee and his or her eligible dependents with either pro-rated deductibles and co-payments for the balance of the calendar year or credit for any co-payments and deductibles paid prior to the applicable Employee Transfer Date in the calendar year in which the applicable Employee Transfer Date occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements under any Benefit Plans in which the Acquired Employees participate. If credit for deductibles and co-payments is provided, MPC or SSA, as applicable, shall use Commercially Reasonable Efforts to provide or cause to be provided within fifteen (15) Business Days following the applicable Employee Transfer Date, adequate data to implement that credit as NTE may reasonably request.

(c) Effective as of the applicable Employee Transfer Date, NTE or its Affiliates shall be solely responsible for compliance with the requirements of COBRA for all Acquired Employees and their eligible dependents. MPC or SSA shall continue to be solely responsible for compliance with the requirements of COBRA for all persons who are not Acquired Employees or their eligible dependents for whom a qualifying event has occurred on or before the applicable Employee Transfer Date. For purposes of this Section 6.3(c), the terms “continuation coverage” and “qualifying event” shall have the meanings ascribed to them in COBRA.

(d) MPC and SSA shall retain and shall remain liable for the provision of retiree health and welfare benefits under the MPC/SSA Benefit Plans that provide such benefits to Employees (and their covered dependents) who retire effective prior to the applicable Employee Transfer Date.

(e) MPC and SSA agree to pay to all eligible Acquired Employees any bonuses or other amounts earned and due and payable under the MPC and SSA Annual Cash Bonus plan and the Success Through People plan for the calendar year in which the Closing occurs. NT Holdco shall reimburse, or cause its Affiliates to reimburse, MPC, SSA and SuperMom’s for the pro-rata portion of such bonus payments or other amounts attributable to the portion of the calendar year of the Closing following the Effective Time to the extent such reimbursement is not duplicative of amounts payable for the Operations Services under the Services Agreement.

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(f) During the period beginning on the Execution Date and ending on the last Employee Transfer Date, MPC and SSA shall provide NTE with copies of all amendments to the MPC/SSA Benefit Plans.

Section 6.4 Administration.

MPC, SSA and NTE shall take all actions which may be reasonably necessary in order to effectuate the transactions contemplated by this Article 6, including exchanging information and data relating to workers’ compensation, employee benefits and employee benefit plan coverages (except to the extent prohibited by applicable Law), and making all necessary filings and submissions to appropriate governmental agencies.

Section 6.5 WARN Act.

NT Holdco, NTE, SPP Refining, NT Retail and NT Bakery shall indemnify, defend and hold harmless the MPC/SSA Indemnitees against all liabilities arising out of the notification or other requirements under the WARN Act with respect to the Acquired Employees in connection with actions taken by NT Holdco, NTE, SPP Refining, NT Retail or NT Bakery on or after the applicable Employee Transfer Date or any other events that occur on or after the applicable Employee Transfer Date that give rise to any notification or other requirements under the WARN Act, except for any actions taken to effectuate the transactions contemplated herein or the events contemplated hereby on the Employee Transfer Date(s). MPC and SSA shall indemnify, defend and hold harmless the NT Holdco Indemnitees against all liabilities arising out of the notification or other requirements of the WARN Act with respect to the Acquired Employees in connection with actions taken by MPC, SSA or their Affiliates that occur prior to the applicable Employee Transfer Date that give rise to any notification or other requirements under the WARN Act or any other events that occur prior to the applicable Employee Transfer Date that give rise to any notification or other requirements under the WARN Act, except for any actions taken to effectuate the transactions contemplated herein or the events contemplated hereby on the Employee Transfer Date(s).

Section 6.6 Workers’ Compensation.

MPC and SSA shall maintain coverage for and be responsible for all liabilities arising out of Workers’ Compensation Matters involving the Acquired Employees to the extent the incident or alleged incident giving rise to the Worker’s Compensation Matter occurred prior to the applicable Employee Transfer Date and shall indemnify NTE and its Affiliates for any liabilities associated with such incidents. NTE or its Affiliates shall provide coverage for Workers’ Compensation Matters involving the Acquired Employees to the extent the incident or alleged incident giving rise to the Worker’s Compensation Matter occurred on or after the applicable Employee Transfer Date and shall indemnify MPC, SSA and their Affiliates for any liabilities associated with such incidents. MPC and SSA and NT Holdco, NTE, SPP Refining, NT Retail or NT Bakery shall provide each other reasonable access to all information reasonably necessary to adjudicate, process and administer Claims relating to any Workers’ Compensation Matters. In the event of doubt as to the date of the occurrence of the incident or alleged incident, NTE or its

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Affiliates shall process the Claim; provided, however, the processing of such Worker’s Compensation Matter shall not alter the allocation of responsibility for the Claim provided in the preceding sentences. In such case, NT Holdco, NTE, SPP Refining, NT Retail or NT Bakery and MPC or SSA, as the case may be, will agree on an equitable manner to allocate the actual liability.

Section 6.7 Post-Closing Non-Solicitation.

(a) Each of MPC and SSA agrees that, during the period from the Closing Date through the third anniversary thereof, it will not (and they will cause their Affiliates not to) solicit any Acquired Employee or any other employee of NTI and its Subsidiaries for employment with MPC, SSA or any of their Affiliates; provided, however, that the foregoing shall not prohibit (i) MPC, SSA or any one or more of their Affiliates from soliciting for employment any such person whose employment with NTI and its Subsidiaries has been terminated or has otherwise ended; or (ii) solicitations made by MPC, SSA or any one or more of their Affiliates to the public or to employees in any or all of the refining, terminaling, pipeline transportation or retail marketing segments of the petroleum refining and marketing industry generally.

(b) NTI agrees that, during the period from the Closing Date through the third anniversary thereof, it will not (and it will cause its Subsidiaries not to) solicit any employees of MPC or SSA for employment with NTI or any of its Subsidiaries; provided, however, that the foregoing shall not prohibit (i) the solicitation and hiring of Employees as contemplated by this Article 6, (ii) NTI or any one or more of its Subsidiaries from soliciting for employment or hiring any such person whose employment with MPC or SSA has been terminated or has otherwise ended; or (iii) solicitations made by NTI or any one or more of its Subsidiaries to the public or to employees in any or all of the refining, terminaling, pipeline transportation or retail marketing segments of the petroleum refining and marketing industry generally.

Section 6.8 Certain Post-Closing Matters Relating to Employees.

Except (a) as set forth on Section 6.8 of the Disclosure Schedules, (b) as otherwise expressly contemplated by this Formation Agreement or (c) as otherwise consented to by NTI in writing, such consent not to be unreasonably withheld, conditioned or delayed, during the period beginning on the Closing Date and ending on the applicable Employee Transfer Date, MPC and SSA shall not, and shall cause their Affiliates, to not:

(i) enter into any new CBAs or other collective bargaining agreements, memorandums of understanding or any other labor agreements relating to the Employees; provided that MPC, SSA and SuperMom’s may enter into grievance settlements that only entail the payment of money by MPC, SSA or SuperMom’s and which would not establish any precedent or any agreement with any union;

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(ii) except in the ordinary course of business consistent with past practice, increase in any manner the base compensation or other fringe, incentive, equity incentive, pension, retirement allowance, welfare or other employee benefits payable or to become payable to, or enter into any new employee benefits agreement or arrangement with, any Employee or promise to commit to undertake any of the foregoing in the future; and

(iii) except in the ordinary course of business consistent with past practice, take any action to cause or which could reasonably be expected to cause, any Employee who would otherwise be an Acquired Employee not to be such an employee (other than termination for cause).

Section 6.9 No Third-Party Beneficiaries.

Nothing expressed or implied in this Formation Agreement is intended to confer upon or deny any employee of the Refinery Business, SuperMom’s or the Marketing Business any rights or remedies, including any rights of employment for any specified period of time. Nothing express or implied in this Formation Agreement amends, or is intended to amend, any Benefit Plan.

ARTICLE 7

PRE-CLOSING COVENANTS

Section 7.1 Operation of the Businesses.

(a) Except (i) as set forth in Section 7.1(a) of the Disclosure Schedules, (ii) as otherwise expressly contemplated by this Formation Agreement or any of the Related Agreements, or (iii) as otherwise consented to by NTI in writing, such consent not to be unreasonably withheld, conditioned or delayed, during the Interim Period, as applicable, MPC and SSA shall (and shall cause each of their applicable Affiliates, including the Acquired Entities, to):

(i) conduct and operate the Businesses in the ordinary course of business consistent with past practice, including the incurrence of capital expenditures and completion of maintenance in the ordinary course, and shall complete the September 2010 Planned Unit Turnaround;

(ii) operate the Businesses and maintain the Physical Assets in accordance with all applicable Laws currently in effect in all material respects; and

(iii) use Commercially Reasonable Efforts to (A) preserve beneficial relationships with agents, lessors, suppliers and customers, (B) preserve the present business operations, organization and goodwill of the Businesses and (C) keep available the services of the Employees.

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(b) Without limiting the generality of the foregoing, during the Interim Period, except (i) as set forth on Section 7.1(b) of the Disclosure Schedules, (ii) as otherwise expressly contemplated by this Formation Agreement or (iii) as otherwise consented to by NTI in writing, such consent not to be unreasonably withheld, conditioned or delayed, during the Interim Period, as applicable, MPC and SSA shall not (and shall cause each of their applicable Affiliates, including the Acquired Entities, not to):

(i) (A) incur or assume any Indebtedness, letters of credit, performance bonds, cash collateral or escrow requirements or similar credit support that would be binding on any of the Acquired Entities after the Closing, or (B) grant any Lien (other than Permitted Liens) on any Asset relating to or used in connection with any of the Businesses;

(ii) except in the ordinary course of business, destroy or remove any Refinery Books and Records or Marketing Books and Records;

(iii) fail to promptly notify NTI of any material emergency or other material change in or affecting any of the Businesses or the Assets;

(iv) enter into any Contract that would have been a Material SPP Contract if it would have been in effect on the Execution Date and would be binding on any Acquired Entity after the Closing, other than Contracts entered into in the ordinary course of business consistent with past practice for the purchase and delivery of crude oil and feedstocks that contemplate delivery not later than 60 (sixty) days following entry into such Contract;

(v) amend, modify, renew or terminate any Material SPP Contract or otherwise waive, release or assign any material rights, Claims or benefits of MPC, SSA or any of their Affiliates under any Material SPP Contract or enter into any derivative, option, hedge or futures contracts that would be binding on any Acquired Entity after the Closing;

(vi) enter into any new CBAs or other collective bargaining agreements, memorandums of understanding or any other labor agreements relating to the Employees, provided that MPC, SSA and SuperMom’s may enter into grievance settlements that only entail the payment of money by MPC, SSA or SuperMom’s and which would not establish any precedent or any agreement with any union;

(vii) enter into any new Franchise Agreement, grant Franchise rights to any Person, amend, modify, renew or terminate any Franchise Agreement, or agree to grant or expand any territorial rights with respect to any Franchise;

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(viii) introduce any new or modified method of management, operation, or accounting or methods of reporting revenue and expenses with respect to the Assets or the Businesses outside the ordinary course of business;

(ix) fail to provide NTI promptly with copies of the financial and operating reports prepared or maintained by MPC or SSA in the ordinary course of business related to the Assets or the Businesses that are reasonably requested by NTI and consistent in scope and format with the financial and operating reports previously provided to NTI;

(x) fail to timely obtain, maintain in full force and effect, and comply, in all material respects, with all provisions of all material Authorizations required in connection with the operation of the Assets or the Businesses;

(xi) take any action to amend the Governing Documents of any of the Acquired Entities, MPL Investments or Minnesota Pipe Line Company, or any other entity that has an ownership interest in any of the Businesses, other than as expressly contemplated by this Formation Agreement;

(xii) issue or sell to any third party any shares of capital stock, bonds, membership interests, limited liability company interests, or other equity interests of any of the Acquired Entities, SAF, MPL Investments or Minnesota Pipe Line Company or issue or grant or sell any option, warrant or call or other rights to purchase or subscribe for any such securities or issue or sell any securities convertible into any such securities;

(xiii) enter into or agree to enter into any conversion, merger or consolidation of any of the Acquired Entities, SAF, MPL Investments or Minnesota Pipe Line Company with or into any corporation or other entity or otherwise affecting any of the Businesses;

(xiv) enter into or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization related to or affecting any of the Businesses, or split, reclassify or amend any terms of any equity interests of any of the Acquired Entities, SAF, MPL Investments or Minnesota Pipe Line Company;

(xv) take any action other than in the ordinary course of business consistent with past practices in relation to Minnesota Pipe Line Company or MPL Investments;

(xvi) authorize, make or commit to make any material capital expenditures related to the Businesses, the cost of which would be payable by the Businesses following the Closing;

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(xvii) repurchase, redeem or otherwise acquire, or grant any rights or enter into any contract or commitment to repurchase, redeem or acquire, any outstanding shares of the capital stock or other securities of, or other ownership interests in, any of the Acquired Entities, SAF, MPL Investments or Minnesota Pipe Line Company;

(xviii) other than the sale of inventory in the ordinary course of business, sell, assign, license, transfer, convey, lease, rent or otherwise dispose of or encumber any of the Assets or any material properties or assets of the Businesses;

(xix) initiate, compromise or settle any material Proceeding;

(xx) enter into or modify any Contract relating to the Businesses with any Affiliate of MPC or SSA that would be binding on any Acquired Entity following the Effective Time;

(xxi) terminate or fail to exercise any rights of renewal with respect to any Refinery Leased Real Property or Marketing Leased Real Property that by its terms would otherwise expire;

(xxii) declare, set aside or pay any non-cash dividend or other non-cash distribution in respect of limited liability company interests, capital stock or other ownership interests of SuperMom’s, SAF, MPL Investments or Minnesota Pipe Line Company;

(xxiii) except in the ordinary course of business consistent with past practice, increase in any manner the base compensation or other fringe, incentive, equity incentive, pension, retirement allowance, welfare or other employee benefits payable or to become payable to, or enter into any new employee benefits agreement or arrangement with, any Employee or promise to commit to undertake any of the foregoing in the future;

(xxiv) except in the ordinary course of business consistent with past practice, take any action to cause or which could reasonably be expected to cause, any employee of MPC or SSA who would otherwise be an Acquired Employee not to be such an employee (other than termination for cause);

(xxv) change the existing U.S. tax classification of any of Acquired Entities;

(xxvi) fail to diligently and timely perform, as necessary, all obligations imposed under the Existing Consent Decrees and all leaking underground storage tank remediation obligations at the Refinery and the Marketing Sites, including any assessments, monitoring, corrective or remedial action or the equivalent required by any Governmental Authority or otherwise pursuant to the requirements of any Environmental Law, that are required to be performed before

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the Closing Date, in each case in accordance with the terms thereof (it being agreed that neither MPC nor SSA shall be entitled to reimbursement or compensation from NTI or any of its Affiliates for any Loss, including indirect corporate and administrative overhead costs, in performing such obligations);

(xxvii) waive, release or assign any rights under any confidentiality or similar Contract prepared in connection with or related in any way to the Contemplated Transactions or any alternative transactions;

(xxviii) enter into a Consent Decree with the United States Environmental Protection Agency or the United States Department of Justice that pertains to any flare located at the Refinery or that will affect or limit operations of the Refinery in any way; or

(xxix) agree, resolve or commit to do any of the actions prohibited in Section 7.1(b).

Section 7.2 Appropriate Action; Consents; Filings.

During the Interim Period:

(a) MPC, SSA and NTI shall use Commercially Reasonable Efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things that, in either case, are necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Contemplated Transactions, (ii) promptly obtain from the relevant Governmental Authorities all Authorizations required to be obtained at or prior to the Closing by MPC, SSA, the Transferring Entities, the Acquired Entities or NTI in connection with the authorization, execution, delivery and performance of this Formation Agreement and the consummation of the Contemplated Transactions, and (iii) make all necessary filings, including filings under the HSR Act, and thereafter make any other required submissions, with respect to this Formation Agreement and the Contemplated Transactions required under any applicable Law at or prior to the Closing. NTI, MPC and SSA shall each bear the costs and expenses of their respective filings; provided that NTI, MPC and SSA shall fund the filing fees in connection with any such filings in accordance with Section 11.5 of this Formation Agreement. MPC, SSA and NTI shall each cooperate in connection with the making of all such filings and obtaining all Authorizations, including by providing copies of all such documents to the non-filing party and its advisors prior to filing. Additionally, MPC, SSA and NTI shall consult with the other prior to any substantive meetings, by telephone or in person, with the staff of the applicable Governmental Authorities, and (when customary in such circumstances and to the extent permitted by the applicable Governmental Authority) each Party shall have the right to have a representative present at any such meeting. MPC, SSA and NTI shall each use Commercially Reasonable Efforts to promptly furnish or cause to be furnished all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Contemplated Transactions.

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(b) MPC and SSA shall each timely, and in any event no later than fifteen (15) Business Days after the date hereof, give or cause to be given all notices to Third Persons and use all Commercially Reasonable Efforts to obtain all Third-Person Consents (i) set forth in the Contribution Agreements, as applicable, or (ii) required under any Material SPP Contract in connection with the consummation of the Contemplated Transactions.

(c) MPC, SSA and NTI shall each give prompt notice to the other of the receipt of any written notice or other written communication from (i) any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions, (ii) any Governmental Authority or Stock Exchange in connection with the Contemplated Transactions, (iii) any Governmental Authority, Stock Exchange or other Person regarding the initiation or threat of initiation of any Claims against, relating to, or involving or otherwise affecting MPC, SSA or NTI that relate to the consummation of the Contemplated Transactions, or (iv) any Person regarding the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to (A) cause any condition to the Obligations of the other party hereto to consummate the Contemplated Transactions not to be satisfied, (B) cause a breach of the representations, warranties or covenants of such party under this Formation Agreement, or (C) delay or impede the ability of either Party, respectively, to consummate the Contemplated Transactions or to fulfill their respective Obligations set forth herein.

(d) MPC, SSA and NTI each agree to cooperate and to use Commercially Reasonable Efforts to vigorously contest and to resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any order (whether temporary, preliminary or permanent) of any court or other Governmental Authority or Stock Exchange that is in effect and that restricts, prevents or prohibits the consummation of the Contemplated Transactions, including the vigorous pursuit of all available avenues of administrative and judicial appeal and all available legislative action. NTI shall use, or shall cause to be used, Commercially Reasonable Efforts to take actions required by any Governmental Authority as a condition to the granting of any Authorization necessary for the consummation of the Contemplated Transactions or as may be required to avoid, lift, vacate or reverse any legislative, administrative or judicial action that would otherwise cause any Closing Condition not to be satisfied.

Section 7.3 Right of Entry.

NTI hereby acknowledges that any access to the Physical Assets utilized by NTI or its Affiliates, or an employee of NTI or its Affiliates (a “Diligence Representative”), shall be at the sole risk, cost and expense of NTI. NTI shall and shall ensure that each Diligence Representative complies with all safety, security and similar requirements imposed by MPC or SSA on its employees or contractors at any of the Physical Assets or other locations of MPC or SSA. Before and after the Closing, NTI shall assume and indemnify, defend and hold harmless the MPC/SSA Indemnitees from and against any and all Claims by any Diligence Representative for personal injury, death or property damage arising out of NTI’s or any Diligence

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Representative’s entry upon or access to the Physical Assets or other locations of MPC or SSA and all Losses incurred by the MPC/SSA Indemnitees with respect to each such Claim.

Section 7.4 Access to Information.

During the Interim Period, NTI and its Representatives (including its legal advisors and accountants) and Debt Financing Sources shall be entitled to make such reasonable investigation and examination of MPC, SSA, Minnesota Pipe Line Company, MPL Investments, SuperMom’s and SAF’s business, operations and properties as NTI reasonably requests in connection with the Contemplated Transactions. The investigation shall include reasonable access to the properties, personnel, documents and books and records related to the Businesses, the Minnesota Pipe Line Interests and the Acquired Entities. MPC shall, and shall cause its Affiliates and Subsidiaries to, furnish such information about MPC, SSA, the Acquired Entities, Minnesota Pipe Line Company, MPL Investments, the Assets and the Businesses as NTI and its Representatives shall reasonably request, including financial, operating, employee (including books, records, files and other documentation with respect to the Employees), and other data and information and copies of documents with respect to the Businesses, the Acquired Entities, the Minnesota Pipe Line Interests or Assets or any of the transactions contemplated by this Formation Agreement as NTI and its Representatives shall from time to time reasonably request. NTI and its Representatives and Debt Financing Sources shall be permitted to contact third parties, including lessors under any Marketing Real Property Lease or any Refinery Real Property Lease, any landowner under any Pipeline Easement, any tenant under any lease in which MPC, SSA or any their Affiliates are landlords, and any real property association or declarant with respect to any covenants, conditions and restrictions governing any Marketing Real Property, for the purpose of obtaining estoppels and otherwise confirming the terms of and MPC’s, SSA’s or any Transferring Entity’s compliance, as applicable, with any Material SPP Contract. MPC shall cause the officers, employees, consultants, agents, accountants, attorneys and other Representatives of MPC and its Affiliates and its and their Subsidiaries to cooperate with NTI and its Representatives and Debt Financing Sources in connection with such access and examination, and contacting third parties. NTI and its Representatives and Debt Financing Sources shall cooperate with MPC and SSA and their Affiliates and its and their Subsidiaries and shall use their Commercially Reasonable Efforts to minimize any disruption to the Businesses. Neither NTI nor any of the Debt Financing Sources shall conduct any Environmental Testing in connection with such confirmatory due diligence.

Section 7.5 Repairs.

(a) If during the Interim Period there shall have been any damage to or destruction of any of the Physical Assets (a “Pre-Closing Adverse Change”) and the cost to repair or replace such Physical Assets resulting from such Pre-Closing Adverse Change (the “Repair Estimate”) is estimated, as determined by the Parties in good faith and without regard to any insurance or other third party reimbursements, to be, individually or in the aggregate, $25,000,000 or less, then MPC or SSA, as applicable, shall repair or replace such Physical Assets with similar grade, quality and condition or as otherwise required by applicable Laws (the “Asset Repair”) and with reasonable promptness prior to the anticipated Closing Date at its sole

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cost. If MPC or SSA, as applicable, are unable to complete the Asset Repair prior to the anticipated Closing Date, (i) NTI, at its sole discretion, may elect to consummate the Closing prior to the completion of the Asset Repair, and MPC or SSA, as applicable, shall retain the obligation to complete the Asset Repair with reasonable promptness following the Closing Date and shall be obligated to pay all costs incurred in connection with the completion of, or related to, the Asset Repair, or (ii) NTI may consent, in its sole discretion, to an extension of the Termination Date (and thereby the Closing Date) by up to a maximum of sixty (60) days after the date that the Repair Estimate or estimated time required is agreed or determined to the extent necessary to complete such Asset Repair.

(b) In the event the Repair Estimate exceeds, individually or in the aggregate, $25,000,000, NTI shall have the option to terminate this Formation Agreement pursuant to Section 10.1(e), and in the event the Repair Estimate exceeds, individually or in the aggregate, $100,000,000, MPC shall also have the option to terminate this Formation Agreement pursuant to Section 10.1(e). If this Formation Agreement is not terminated pursuant to the foregoing sentence, MPC, SSA and NTI shall negotiate in good faith an adjustment to the Purchase Price (and Estimated Purchase Price) to compensate NTI for the losses resulting from the Pre-Closing Adverse Change. In the event the Parties are unable to agree on the amount of such adjustment within ten (10) days of the determination of the amount of the Repair Estimate, then the Parties will resolve such dispute in accordance with the procedure set forth in Appendix C.

(c) MPC, SSA and NTI shall negotiate in good faith the estimated amount and timing of any such Asset Repairs. In the event the Parties are unable to agree on the amount of the Repair Estimate or the estimated time to complete the Asset Repairs within ten (10) days of the occurrence of the damage or destruction, then the Parties will resolve such dispute in accordance with the procedures set forth in Appendix C.

Section 7.6 Taking of Purchased Assets.

In the event that prior to Closing there shall be instituted or threatened in writing any Proceeding or other governmental action, including eminent domain, condemnation or other governmental proceeding, that there is a reasonable probability of MPC, SSA, or NTI or its Affiliates after Closing, losing any portion of or interest in any of the Assets or the Minnesota Pipe Line Interests, MPC or SSA, as applicable, shall promptly notify NTI. NTI shall have the right to terminate this Formation Agreement pursuant to Section 10.1 within thirty (30) days from the date of such notice, by giving notice to MPC of its election to terminate this Formation Agreement if such Proceeding or other action has or there is a reasonable probability of a taking of a property or properties with an estimated fair market value, individually or in the aggregate, of $25,000,000 or more as reasonably determined by NTI and agreed to by MPC. If NTI is not entitled to or, if entitled, does not timely terminate this Formation Agreement, then MPC or SSA shall assign to NTE, or its Subsidiaries as applicable, at Closing any rights MPC or SSA may have to receive any payments, other than payments for losses incurred prior to Closing (such as payments for loss of Store revenues in the period before Closing), net of any reasonable, out-of-pocket third-party expenses, as a result of any such proceeding or other action. In the event the Parties are unable to agree on the fair market value of such property or properties within ten (10)

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days after MPC or SSA gives notice to NTI, then the Parties will resolve such dispute in accordance with the procedures set forth in Appendix C.

Section 7.7 Condition of Assets.

In consummating the purchase and the sale of the Assets contemplated hereunder, NTI acknowledges that it will become the owner of all of the common membership interests of NT Holdco, which will wholly own NTE and its subsidiaries and that these entities will own the Assets and that NTI shall accept such ownership of NT Holdco with its Assets (subject to the Obligations of MPC and SSA pursuant to Section 7.5 and Section 7.6) in their AS-IS, WHERE-IS CONDITION WITH ALL FAULTS (EXCEPT AS SET FORTH IN THE DEEDS AND ANY OTHER INSTRUMENT OF CONVEYANCE OR ASSIGNMENT), WITHOUT ANY EXPRESS OR IMPLIED COVENANT, WARRANTY AS TO TITLE, CONDITION (INCLUDING ANY ENVIRONMENTAL CONDITION), MERCHANTABILITY, PERFORMANCE, FITNESS (BOTH GENERALLY AND FOR ANY PARTICULAR PURPOSE) OR OTHERWISE (WHICH WARRANTIES MPC AND SSA HEREBY EXPRESSLY DISCLAIM), OR RECOURSE, OTHER THAN AS EXPRESSLY SET FORTH HEREIN OR IN THE RELATED AGREEMENTS. Without limiting the generality of the preceding sentence, the provisions of this Section 7.7 shall not alter, limit, modify or impair the representations and warranties of MPC and/or SSA contained in this Formation Agreement or the Related Agreements or any claims for fraud in connection with the Contemplated Transactions or this Formation Agreement or any of the Related Agreements.

Section 7.8 Independent Investigation.

EXCEPT FOR THE REPRESENTATIONS EXPRESSLY MADE IN OR PURSUANT TO THIS FORMATION AGREEMENT, ANY DEEDS OR OTHER ASSIGNMENT OR CONVEYANCE INSTRUMENT OR ANY OTHER RELATED AGREEMENTS, NTI ACKNOWLEDGES AND AGREES THAT: (i) THERE ARE NO REPRESENTATIONS, WARRANTIES, STATEMENTS, ASSURANCES OR GUARANTEES MADE BY OR ON BEHALF OF MPC, SSA OR ANY OF THEIR AFFILIATES, EXPRESS OR IMPLIED, AS TO (A) THE ASSETS, THE SUPERMOM’S ASSETS OR THE SAF ASSETS OR (B) THE OBLIGATIONS, BUSINESS, RESULTS OF OPERATIONS, CONDITION (FINANCIAL, ENVIRONMENTAL OR OTHERWISE) OR PROSPECTS RELATING TO THE BUSINESSES, AND THAT IN MAKING ITS DECISION TO ENTER INTO THIS FORMATION AGREEMENT AND TO CONSUMMATE THE PURCHASE OF THE INTERESTS AND SPP REFINING’S ASSUMPTION OF THE SPP REFINING ASSUMED MPC OBLIGATIONS AND NT RETAIL’S ASSUMPTION OF THE NT RETAIL ASSUMED SSA OBLIGATIONS, NTI HAS RELIED AND WILL RELY SOLELY UPON ITS OWN INDEPENDENT INVESTIGATION, VERIFICATION, ANALYSIS AND EVALUATION; (ii) EACH OF MPC AND SSA DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION ORALLY OR IN WRITING MADE OR COMMUNICATED TO NTI INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO NTI BY MPC, SSA OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES (INCLUDING ANY

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BACKCAST DATA OR MODELS PROVIDED BY MPC OR SSA, WHICH HAVE BEEN PROVIDED FOR ILLUSTRATION PURPOSES ONLY, ANY OTHER INFORMATION PROVIDED TO THE DATE OF THIS FORMATION AGREEMENT, ANY CORRESPONDENCE FROM MPC, SSA OR ANY OF THEIR AFFILIATES OR FROM MORGAN STANLEY & CO. INCORPORATED, AS ADVISORS TO MPC, SSA OR THEIR AFFILIATES, ANY PRESENTATION BY THE MANAGEMENT OF MPC, SSA OR ANY OF THEIR AFFILIATES AND ANY INFORMATION, DOCUMENT OR MATERIAL PROVIDED OR MADE AVAILABLE TO NTI, OR STATEMENTS MADE TO NTI DURING SITE OR OFFICE VISITS, IN ANY DATAROOMS OR MANAGEMENT PRESENTATIONS) OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS FORMATION AGREEMENT, ANY DEEDS OR OTHER ASSIGNMENT OR CONVEYANCE INSTRUMENT OR ANY OF THE OTHER RELATED AGREEMENTS; (iii) NEITHER MPC, SSA NOR ANY OF THEIR AFFILIATES HAVE MADE, AND EACH OF MPC AND SSA HEREBY EXPRESSLY DISCLAIM AND NEGATE, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS (BOTH GENERALLY AND FOR A PARTICULAR PURPOSE), OR CONFORMITY TO MODELS OR SAMPLES AND ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, RELATING TO THE ASSETS OR THE BUSINESSES OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS FORMATION AGREEMENT AND THE RELATED AGREEMENTS; AND (iv) EACH OF MPC AND SSA MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE USE OR CONDITION (INCLUDING ENVIRONMENTAL USE OR CONDITION), THE PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES AT, ON, UNDER OR ADJACENT TO ANY PORTION OF THE REFINERY ASSETS, THE MARKETING ASSETS OR THE SUPERMOM’S ASSETS, COMPLIANCE WITH APPLICABLE LAWS AND AUTHORIZATIONS OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS FORMATION AGREEMENT AND THE RELATED AGREEMENTS. The provisions of this Section 7.8 shall not alter, limit, modify or impair the representations and warranties of MPC and/or SSA contained in this Formation Agreement or the Related Agreements and shall not limit, alter or waive any claims for fraud in connection with this Formation Agreement or any of the Related Agreements and the Contemplated Transactions.

Section 7.9 Supplement to Disclosure Schedules.

Each of MPC and SSA may, from time to time prior to the Effective Time, by written notice to NTI, supplement or amend the Disclosure Schedules. If either MPC or SSA so supplements or amends the Disclosure Schedules, the Parties shall negotiate in good faith to agree upon an appropriate adjustment to the Purchase Price (and Estimated Purchase Price) or other reasonable remedy to reflect the information provided in the supplement or amendment (any such adjustment, a “Disclosure Adjustment”). If the Parties agree on a Disclosure Adjustment pursuant to this Section 7.9, NTI shall be deemed to waive any further right to make a Claim with respect to such supplement or amendment to the Disclosure Schedules. If the Parties fail to agree on a Disclosure Adjustment pursuant to this Section 7.9, such supplement or amendment to the Disclosure Schedules shall not affect or be deemed to modify any

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representation or warranty of MPC or SSA set forth in this Formation Agreement or any of the Related Agreements, any of the conditions to the obligations of NTI to consummate the Contemplated Transactions, or any of the remedies available to NTI or the NTI Indemnitees under this Formation Agreement or any of the Related Agreements, including any of their rights to indemnification hereunder or thereunder. For the avoidance of doubt, MPC or SSA may supplement or amend Sections 4.10(a)(iii) or 4.12(c) of the Refining Contribution Disclosure Schedules and Sections 4.10 or 4.12(c) Marketing Contribution Disclosure Schedules, to identify new Environmental Conditions that occur as a result of an incident occurring following the Execution Date but prior to the Effective Time, pursuant to the process described above (any such amendment, an “Environmental Disclosure Update”). If the Parties agree to a Disclosure Adjustment with respect to an Environmental Disclosure Update, the Environmental Condition described in such Environmental Disclosure Update shall be deemed to be a Known Marketing Environmental Condition or Known Refinery Environmental Condition for the purposes of the Related Agreements. If the Parties do not agree to a Disclosure Adjustment with respect to Environmental Disclosure Update, the information contained therein shall have the effect described in the fourth sentence of this paragraph.

Section 7.10 Title and Surveys.

(a) Title Commitments. MPC and SSA has caused the Title Company to issue (i) a current title commitment with respect to the Refinery Real Property (together with any updates thereto, the “Refinery Title Commitment”) and (ii) current title commitments with respect to each Marketing Site (collectively, together with any updates thereto, the “Marketing Title Commitments”). Each of the Refinery Title Commitment and the Marketing Title Commitments shall set forth the state of title to the applicable real property fee or leasehold interest, together with all exceptions or conditions to such title which are of record or otherwise known to the Title Company, including all easements, restrictions, rights-of-way, covenants, reservations and all other encumbrances affecting the applicable real property interests, which may appear in the Refinery Title Policy or the applicable Marketing Title Policy, as applicable, if issued. Each of the Refinery Title Commitment and the Marketing Title Commitments when issued shall be accompanied by the most legible copies available of all such exceptions and conditions shown therein (the “Title Exception Documents”). The Refinery Title Commitment shall contain the express commitment of the Title Company to issue the Refinery Title Policy, and the Marketing Title Commitments shall each contain the express commitment of the Title Company to issue the applicable Marketing Title Policy (including a corresponding Sale-Leaseback Leasehold Title Policy, if applicable), in each case in a minimum amount as set forth on Section 7.10(a) of the Disclosure Schedules, subject to customary conditions of Title Company in issuing such Title Policies, and also subject to any modifications or changes to any Survey, Refinery Title Commitment or Marketing Title Commitment made in accordance with this Formation Agreement. Notwithstanding anything to the contrary herein or in Appendix D, NTI may elect to obtain any Refinery Title Policy or any Marketing Title Policy, including any Sale-Leaseback Leasehold Title Policy, in an amount greater than the applicable amount set forth on Section 7.10(a) of the Disclosure Schedules; provided, however, that NTI shall pay the increased cost for any incremental title premiums incurred in excess of the premiums that would

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have been paid if NTI obtained Title Policies (including endorsements) in the amounts set forth on Section 7.10(a) of the Disclosure Schedules.

(b) Surveys. MPC and SSA shall obtain the Surveys of the Refinery Real Property and the Marketing Sites, as applicable. All Surveys shall be prepared by a licensed surveyor or professional engineer qualified to conduct surveys in the state where the property being surveyed is located. The Survey of the Refinery Real Property shall distinguish and clearly label each separate parcel that comprises Refinery Real Property owned by MPC, including any buffer properties; each separate parcel that comprises any Refinery Leased Real Property, including labeling such parcels as being leased; the parcel(s) of real property on which the SuperMom’s Facility is located; the boundaries of the Park Penta Site, including labeling such area as the Park Penta Site; and the location of the “marketing building” associated with the Wright Products Plume. All Surveys will be subject to changes to any Survey, Refinery Title Commitment or Marketing Title Commitment made in accordance with this Formation Agreement, and will be acceptable to NTE and the Title Company for purposes of any permitted deletions or modifications to any exception for survey matters in the Refinery Title Policies or Marketing Title Policies (including a corresponding Sale-Leaseback Leasehold Title Policy, if applicable), and any loan policies. There will be a separate Survey for the Refinery Real Property and each of the Marketing Sites. The cost of the Surveys shall be paid in accordance with Appendix D to this Formation Agreement.

(c) NTI’s Title Objections. As to each of the Refinery Real Property and each of the Marketing Sites, MPC shall deliver, or cause the Title Company and any surveyor to deliver, to NTI the relevant Title Commitment, Title Exception Documents, and Survey (collectively, the “Title and Survey Documents”) as soon as reasonably practicable and promptly after the Title and Survey Documents has been prepared. NTI has furnished MPC a written notice with respect to each Marketing Real Property and the SuperMom’s Real Property setting forth all title defects, encumbrances, Liens or other matters (excluding the failure to obtain any third-party consent required under any Marketing Real Property Lease, which consents are addressed under other provisions of this Agreement) for which NTI, in its reasonable opinion, does not believe qualify as Permitted Liens (“Title Defects”), such notice being a “Title Objection Notice”. NTI shall have until October 8, 2010 to make any Title Objection Notice with respect to stores 4241 and 4317. Those title or survey objections identified by the Third Party to the Sale and Leaseback Transaction contained within the written notice from NTI described above, and with respect to stores 4241 and 4317, delivered on or prior to October 8, 2010, shall be deemed to have been made by NTI as Title Objection Notices hereunder. With respect to any Refinery Real Property (excluding the SuperMom’s Real Property), NTI shall deliver a Title Objection Notice for any title defects, encumbrances, Liens or other matters (excluding the failure to obtain any third-party consent required under any Marketing Real Property Lease, which consents are addressed under other provisions of this Agreement) no later than twenty (20) days after NTI’s receipt of all Survey and Title Documents related to any major segment of the Refinery Real Property (the major segments being the Cottage Grove Tank Farm, the refinery proper and the buffer properties). Notwithstanding anything to the contrary herein, without limiting the generality of the foregoing and in addition to any other Title Defects on the Refinery Real Property that NTI identifies, the following matter shall be deemed to be Title

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Defects: the failure to have recorded in the real property or other official records evidence of any city, village or other municipality vacating any road or alley on which any portion of the Refinery Real Property (other than any buffer properties) is situated. Except as expressly provided for herein, matters shown on the Surveys to which NTI does not object in its Title Objection Notices and other matters contained in the Title Commitments to which NTI does not timely object shall be deemed to be Permitted Liens.

(d) MPC and SSA Rights to Cure. MPC and SSA shall have until any time on or prior to Closing, at their cost and expense, if they so elect, but without Obligation, to cure all or a portion of such asserted Title Defects. Any asserted Title Defects which are waived (in writing) by NTI or cured within such time to NTI’s satisfaction shall be deemed Permitted Liens.

(e) Uncured Title Defects. If MPC or SSA is either unwilling or unable to cure any Title Defect, NTI may elect, on a property-by-property basis, to receive a credit against, or reduction of, the Purchase Price (and Estimated Purchase Price), as applicable, in an amount equal to the lesser of (i) the amount necessary to cure such Title Defect or (ii) the reduction in the fair market value of the property or properties caused by any such Title Defect, as reasonably determined by MPC and agreed to by NTI; provided, however, that if the Title Defects with respect to: (x) any property identified in Section 7.10(e) of the Disclosure Schedules, exceeds, either individually or collectively, 100% of the dollar value assigned to such property in Section 7.10(e) of the Disclosure Schedules, or if such Title Defects could prohibit the current use of or access to the subject property, then NTI may elect to exclude such property from the Contemplated Transactions, in which case such property will not be conveyed to NT Retail or the Third-Party to the Sale and Leaseback Transaction, as applicable, MPC or SSA, as applicable, will continue to own or hold the subject property, and the Purchase Price (and Estimated Purchase Price) will be reduced by the dollar value assigned to such property in Section 7.10(e) of the Disclosure Schedules; or (y) any other property, if such Title Defects could prohibit the current use of or access to the subject property, then NTI may elect to exclude such property from the Contemplated Transactions, in which case such property will not be conveyed to SPP Refining and MPC or SSA, as applicable, will continue to own or hold the subject property, and the Purchase Price will be reduced appropriately to reflect (i) for any property that is utilized to generate EBITDA for the Businesses, the reduction in the value of the Businesses being acquired based on the EBITDA generated by the Businesses attributable to the operations of the subject property, or (ii) for any property that is not utilized to generate EBITDA for the Businesses (by way of example but not limitation, buffer property), the assessed value for ad valorem tax purposes of such property. If NTI disagrees with MPC’s determination of the amount to cure any Title Defect with respect to any parcel of property, the reduction in market value attributable to any Title Defect of the subject property, or the reduction in the value of the Businesses attributable to the exclusion of the operations of the subject property, NTI shall use Commercially Reasonable Efforts to so advise MPC in writing within ten (10) Business Days after receipt of such written determination of such cost to cure and/or such reduction in fair market value, provided, however that if NTI has not responded within twenty (20) Business Days, it shall be deemed to have agreed to the estimate, and provided, further that during such twenty (20) Business Day period, MPC shall cooperate in good faith with NTI in its analysis of MPC’s determination of the amounts described in the immediately preceding sentence. In the

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event the Parties disagree over the amount of any such credit against the Purchase Price with respect to any such parcel of property, or as to whether any given matter is a valid Title Defect, then the Parties will resolve such disputes in accordance with the procedures set forth in Appendix C. To the extent the foregoing resolution of any such credit against the Purchase Price with respect to a property cannot be accomplished prior to Closing, the Parties shall resolve such issue post-Closing and MPC shall make a contribution to NT Holdco in an amount equal to the amount of such credit. In the event the determination of the credit against the Purchase Price attributable to Title Defects exceeds, individually or in the aggregate, $25,000,000, NTI shall have the option to terminate this Formation Agreement pursuant to Section 10.1(e) or waive this right and proceed with Closing. Notwithstanding anything to the contrary in this Section 7.10, NTI shall be permitted at any time prior to and after Closing to work with the Title Company and/or any surveyor to remove, insure around, revise or otherwise modify any matter shown on any Title Commitment or Survey, regardless of whether such matter is a Permitted Lien, an uncured Title Defect, or any other matter affecting the subject property.

Section 7.11 Franchise Arrangements.

(a) Within seven (7) Business Days following the Execution Date, SSA and NTI will meet with each Franchisee to discuss the Contemplated Transactions as they pertain to the purchase and sale of the SAF Interest and to convey, pursuant to a mutually agreed communication plan, NTI’s intentions with respect to the Franchises.

(b) NTI and SSA each agree (i) to cooperate and to use Commercially Reasonable Efforts to resolve Claims and issues asserted or raised by the Franchisees in the meetings described in Section 7.11(a) above and (ii) the risk and cost of any commitments, undertakings or modifications of the Franchise Agreements agreed to in the resolution of any such Claims or issues will be borne by NT Retail.

Section 7.12 Financing Assistance.

(a) MPC, SSA, the Transferring Entities and their Representatives shall use Commercially Reasonable Efforts to provide such co-operation to NTI as NTI may reasonably request in connection with the implementation of the financing arrangements by NTI (the “Financing”). Such efforts shall include (i) participating at reasonable times in a reasonable number of meetings with NTI, (ii) furnishing NTI as promptly as practicable with financial and other pertinent information regarding the Businesses as shall reasonably be requested by NTI, (iii) assisting NTI in the preparation of appropriate portions of the documents, (iv) cooperating with NTI’s legal counsel in connection with any legal opinions that such legal counsel may be reasonably required to deliver in connection with the Financing, (v) assisting in obtaining an accountants’ comfort letter, (vi) executing and delivering any necessary pledge agreements and other security documents and otherwise reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, guarantees, mortgages, other definitive financing documents or other certificates or documents as may reasonably be requested by NTI (including a borrowing base certificate dated as of 10 days prior to the Closing Date) or otherwise reasonably facilitating the pledging of collateral, all to be subject to the occurrence of the

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Closing, (vii) obtaining a certificate of the officer of NT Holdco or any of its Subsidiaries (it being understood that such entities may appoint a representative of NTI to serve as an officer of such entities for purposes of executing such certificates) with respect to solvency matters, customary authorization letters with respect to bank information memoranda and consents of accountants for use of their reports in any materials relating to the Financing, all to be subject to the occurrence of upon the Closing, (viii) permitting the prospective lenders involved in the Financing to evaluate the Businesses, including the related inventory, current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements (including conducting the commercial finance examination and inventory appraisal), (ix) causing the NT Entities to establish bank and other accounts and blocked account agreements in connection with the Financing, (x) prior to the Closing Date, providing documentation and other information about NT Holdco and each of its Subsidiaries as is reasonably requested in writing by NTI in connection with the Financing as it relates to applicable “know your customer” and anti-money laundering rules and regulations including, without limitation, the USA PATRIOT Act and (xi) causing the NT Entities to take all corporate actions, subject to the occurrence of the Closing, necessary to permit the consummation of the Financing and to permit the proceeds thereof to be made available to NT Holdco or one or more of its Subsidiaries, including causing the NT Entities to enter into one or more credit agreements, indentures and/or other instruments on terms satisfactory to NTI in connection with such Financing immediately prior to the Effective Time to the extent direct borrowings or debt incurrence by NT Holdco or one or more of its Subsidiaries is contemplated in the Financing; provided, however, that except as expressly provided above, none of MPC, SSA, the Transferring Entities and their Subsidiaries shall be required to take any corporate action unless such action is contingent upon the occurrence of the Closing and effective at or following the Effective Time. MPC and SSA authorize the disclosure of this Formation Agreement and each of the Related Agreements and the use of the “SuperAmerica”, “SuperMom’s” and “Country Fresh Ovens” logos and trademarks in connection with dissemination of information relating to this Formation Agreement and the Related Agreements and the Contemplated Transaction to potential lenders or investors, by any lenders or investors and by any lender’s representatives and advisors, solely to the extent necessary, proper or advisable in connection with such financing arrangements. Notwithstanding the foregoing, NTI acknowledges and agrees that none of MPC, SSA, any of the Transferring Entities or any of their respective Subsidiaries (other than the NT Entities), other Affiliates or Representatives is making any representation or warranty to NTI, or to any of the prospective lenders to the Financing, as to any of the foregoing information or documents, other than such representations and warranties as are expressly set forth in other Sections of this Formation Agreement or in the Related Agreements. From and after the Closing Date, NTI agrees to indemnify, defend and hold harmless the MPC Indemnitees from and against any and all Claims and Losses actually suffered or incurred by any of them to the extent arising out of, resulting from or relating to the assistance provided pursuant to this Section 7.12(a), except to the extent such Claims or Losses arise out of, result from or relate to fraud or any breach of any representation or warranty of MPC or SSA in the Formation Agreement or in any Related Agreement.

(b) MPC and SSA acknowledge that it is contemplated that there will be a sale and leaseback with respect to Marketing Owned Real Property and the SuperMom’s Real

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Property in connection with the Debt Financing. In the event that the Sale and Leaseback Transaction occurs, MPC and SSA acknowledge and agree that the Marketing Owned Real Property and the SuperMom’s Real Property may be conveyed directly from SSA or MPC to the purchaser in connection with the Sale and Leaseback Transaction in exchange for cash and assumption of the lease in lieu of conveying the Marketing Owned Real Property and the SuperMom’s Real Property to NT Retail or NT Bakery. MPC further acknowledges that it is contemplated that there will be a crude intermediation agreement with respect to certain Refinery Inventory in connection with the Debt Financing (the “Crude Intermediation Transaction”). In the event that the Crude Intermediation Transaction occurs, MPC acknowledges and agrees that certain Refinery Inventory and/or Undelivered Refinery Inventory may be conveyed directly from MPC to the crude intermediation counterparty in lieu of conveying such Refinery Inventory and/or Undelivered Refinery Inventory to SPP Refining. NTI agrees that its use of the Sale and Leaseback Transaction or the Crude Intermediation Transaction shall not release NTI or any of its Affiliates from any representation, warranty, covenant or other obligation contained in this Formation Agreement or any of the Related Agreements; provided that, the Purchase Price (and Estimated Purchase Price) due from NTI or its Affiliates shall be reduced by the amount equal to the aggregate amount paid directly to MPC and SSA pursuant to the Sale and Leaseback Transaction and Crude Intermediation Transaction.

Section 7.13 Exclusivity.

MPC and SSA agree that after the date hereof until the earlier of the Closing or the termination of this Formation Agreement in accordance with its terms, they shall not, and they shall cause their respective Affiliates and shall use their reasonable best efforts to cause the officers, directors, employees, investment bankers, attorneys, accountants, agents, advisors, representatives and Affiliates of each of MPC and SSA and their respective Subsidiaries not to, directly or indirectly: (a) solicit, initiate, or knowingly facilitate or encourage the submission of any Acquisition Proposal; (b) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action knowingly to facilitate or encourage any inquiries or the making of any proposal that constitutes, or could be expected to lead to, any Acquisition Proposal; (c) grant any waiver or release under any standstill or similar agreement with respect to any class of the MPC’s, SSA’s, MPL Investment’s and Minnesota Pipe Line Company’s or any of their Subsidiaries’ securities; or (d) enter into any agreement with respect to any Acquisition Proposal. Without limiting the generality of the foregoing, MPC and SSA shall, and shall cause their Affiliates to, and shall use their reasonable best efforts to cause each of their and their Affiliates’ officers, employees, representatives and Affiliates to, immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any Person, conducted prior to the date hereof with respect to any Acquisition Proposal. For purposes of this Section 7.13, “Acquisition Proposal” means other than the Contemplated Transactions, any direct or indirect acquisition, purchase or license by any Person or entity not affiliated with MPC of all or any portion of the businesses and assets contemplated to be contributed to SPP Refining or NT Retail, or any interest therein, other than the purchase of inventory in the ordinary course of business, or any other transaction that would reasonably be expected to materially impede, interfere with, prevent or delay the Contemplated Transactions.

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Section 7.14 Resignations.

At the request of NTI, MPC and SSA shall cause to be delivered to NTI on or prior to the Closing Date, duly signed resignations, effective as of the Effective Time, of all officers and members of the board of directors or similar bodies, designated by MPC or SSA, of NT Holdco, NTE, SPP Refining, NT Retail, NT Bakery, SAF, Minnesota Pipe Line Company and MPL Investments at least five (5) Business Days prior to the Closing.

Section 7.15 Interim Services.

(a) Services. Prior to the Effective Time, MPC and SSA shall undertake the services set forth and described in Section 7.15(a) of the Disclosure Schedules, which are designed to prepare the Businesses for their continued operation by NTE and its Subsidiaries following the Closing (the “Interim Services”). If any Party identifies any service that it believes should be performed which is not included in the Interim Services, then the Parties shall meet and determine in good faith whether to include such service in the Interim Services and, if included, the appropriate compensation rate with respect to such other service.

(b) Consideration. In consideration for the Interim Services, NTI shall cause NTE to (i) reimburse MPC and SSA, as applicable, on the Closing Date, for any payments made to Third Persons on behalf of NTE or its Subsidiaries in connection with the Interim Services, and (ii) pay to MPC and SSA, as applicable, on the 90th day following the Closing Date, the aggregate amount specified for each of the Interim Services as set forth in the applicable section of Section 7.15(a) of the Disclosure Schedules (the total of such amounts, the “Interim Services Amount”). NTE shall have the right to oversee, monitor and approve (such approval not to be unreasonably withheld) the payments made and expenses incurred by MPC and its Affiliates in provision of the Interim Services. MPC estimates that the Interim Services Amount will be $6,450,000 and that MPC and SSA have accrued approximately $4,500,000 for Interim Services performed prior to the date of this Formation Agreement.

(c) Statements. Prior to the Effective Time, MPC shall deliver to NTI bi-weekly statements setting forth the total cost of Interim Services performed by MPC and SSA during the prior two weeks, including a summary of each of the services performed, the number of hours of each service performed, the cost of the services performed and any payments to Third Persons, during such period. No less than five (5) Business Days prior to the Closing Date, MPC shall provide NTI with a written good faith estimate of the Interim Services Amount, which estimate shall set forth an itemized summary of the services performed and the cost of the services performed, and within thirty (30) days following the Closing Date, MPC and SSA shall cause to be prepared and delivered to NTE a final invoice of the Interim Services Amount, which invoice shall set forth an itemized summary of the services performed and the cost of the services performed.

(d) Review of Charges. MPC and its Affiliates shall maintain accurate books and records (including invoices of a Third Person) related to the Interim Services sufficient to calculate, and allow NTI to verify, the Interim Services Amount. NTI shall have the right to

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review, and MPC shall provide, or cause to be provided, reasonable access to, such books and records to verify the accuracy of such amounts. Each such review shall be conducted at NTI’s sole expense and during normal business hours in a manner that does not unreasonably interfere with the operations of MPC or its Affiliates.

(e) Indemnification. From and after the Closing, NTI agrees to cause NTE to defend, indemnify and hold harmless the MPC Indemnitees from and against any and all Losses caused by, arising out of, or in connection with, the performance by the MPC Indemnitees of the Interim Services, except to the extent such Losses result from the gross negligence or willful misconduct of any of the MPC Indemnitees and except for Claims and Losses for which MPC and SSA are obligated to provide indemnity pursuant to this Formation Agreement.

Section 7.16 Financial Statements.

(a) MPC shall use Commercially Reasonable Efforts to deliver to NTI (on behalf of NTE, SPP Refining, NT Retail and NT Bakery) with respect to the Assets, the Businesses and the Minnesota Pipe Line Interests on or prior to November 19, 2010, a Reviewed interim combined balance sheet of the Businesses (reflecting the interests in Minnesota Pipe Line Company using the equity method and the interest in MPL Investments using the cost method) as of September 30, 2010, together with the corresponding Reviewed interim combined statements of operations for the three-month periods ended September 30, 2010 and 2009 and Reviewed interim combined statements of cash flows for the nine-month periods ended September 30, 2010 and 2009 (the “Third Quarter Combined Financial Statements”).

(b) The Third Quarter Combined Financial Statements will be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered and present fairly the financial condition and operating results, equity and cash flows of the Assets and the Businesses as of such dates and for the periods indicated, subject, however, to normal non-material year-end audit adjustments and accruals and the absence of notes and other textual disclosures required by GAAP.

ARTICLE 8

CLOSING CONDITIONS

Section 8.1 Conditions to Obligations of Each Party Under this Formation Agreement.

The respective Obligations of NTI, MPC and SSA to consummate the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any or all of which may be waived, in whole or in part, by MPC, SSA and NTI, acting jointly to the extent permitted by applicable Law:

(a) The applicable waiting period under the HSR Act and any extensions thereof shall have terminated or expired and no temporary restraining order, preliminary or

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permanent injunction or other judgment or Order issued by any court of competent jurisdiction or other statute, rule or legal restraint of a Governmental Authority shall be in effect preventing the consummation of the Contemplated Transactions.

(b) There shall not be pending or threatened any Proceeding instituted by any Governmental Authority to materially restrain, prohibit or otherwise materially interfere with or obtain substantial monetary damages in connection with the consummation of the Contemplated Transactions, or operation of the Physical Assets or the Businesses by NTE and its Subsidiaries after the Closing.

(c) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that prohibits or makes illegal the consummation of the Contemplated Transactions.

Section 8.2 Additional Conditions to MPC’s and SSA’s Obligations.

The Obligations of each of MPC and SSA to effect the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any or all of which may be waived by such of MPC or SSA, in whole or in part, to the extent permitted by applicable Law:

(a) Each of the representations and warranties of NTI set forth in this in this Formation Agreement and in each of the Related Agreements shall be true and correct in all respects (it being understood that, for purposes of determining the accuracy of such representations and warranties pursuant to this sentence, all Material Adverse Effect qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date), except for failures that would not be reasonably likely to have, individually or in the aggregate, a NTI Material Adverse Effect, and each of MPC and SSA shall have received a certificate of an executive officer of NTI, dated the Closing Date, to that effect.

(b) NTI shall have performed or complied in all material respects with all agreements and covenants required by this Formation Agreement to be performed or complied with by it on or prior to the Closing Date, and each of MPC and SSA shall have received a certificate of an executive officer of NTI, dated the Closing Date, to that effect.

(c) All Third-Person Consents and Authorizations listed in Section 8.2(c) of the Disclosure Schedules shall have been obtained.

(d) NTI shall be willing and able to enter into (where applicable), and shall have delivered or caused to be delivered, each item required to be delivered by NTI at the Closing pursuant to this Formation Agreement.

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(e) There shall be no term or provision contained in any portion of the Debt Financing that limits, restricts or prevents the payment to MPC of the Accounts Payable in accordance with the terms of the Accounts Payable Agreement.

Section 8.3 Additional Conditions to NTI’s obligations.

The Obligations of NTI to effect the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any or all of which may be waived by NTI, in whole or in part, to the extent permitted by applicable Law:

(a) Each of the representations and warranties of each of MPC, SSA and any Transferring Entity set forth in this Formation Agreement and in each of the Related Agreements shall be true and correct in all respects (it being understood that, for purposes of determining the accuracy of such representations and warranties pursuant to this sentence, all materiality qualifications (other than “Threshold Amount” qualifications) contained in such representations and warranties shall be disregarded) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date), except for failures that would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and NTI shall have received a certificate of an officer of each of MPC and SSA, dated the Closing Date, to such effect, provided, however, for purposes of this Section 8.3(a), Section 8.3(c) and Section 8.3(j), the Parties hereto agree that a Material Adverse Effect will be deemed to have occurred if and only if it has caused, will cause, or would reasonably be expected to cause any Loss or Losses, individually or in the aggregate, with respect to the value of the Refinery Assets, the Marketing Assets and the Equity Interests, taken as a whole, in excess of $25,000,000.

(b) Each of MPC, SSA and each Transferring Entity shall have performed or complied in all material respects with all agreements and covenants required by this Formation Agreement and all of the Related Agreements to be performed or complied with by it on or prior to the Closing Date, and NTI shall have received a certificate of an officer of each of MPC and SSA, dated the Closing Date, to that effect.

(c) MPC and SSA shall have received (and shall have furnished copies thereof to NTI) all consents and approvals of third parties required to transfer the Transferred Refinery Contracts, the Transferred Marketing Contracts and the Transferred SuperMom’s Contracts for which consent or approval is required except where the failure to obtain such consent or approval, individually or in the aggregate, would not have a Material Adverse Effect, and provided MPC and SSA are unable to provide NTI with the economic and functional benefits of such Transferred Refinery Contract pursuant to Section 2.6 of the Refining Contribution Agreement, or such Transferred Marketing Contract pursuant to Section 2.6 of the Marketing Contribution Agreement , or such Transferred SuperMom’s Contract pursuant to Section 2.6 of the NT Bakery Contribution Agreement.

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(d) NTI (either directly or through the Acquired Entities) shall have received the proceeds of the Debt Financing necessary to make all payments anticipated to be made at Closing and/or the lenders party to the Debt Commitment Letters shall have confirmed to NTI that the Debt Financing shall be available on the Closing Date on the terms and conditions set forth in the Debt Commitment Letters.

(e) MPC shall have caused to be executed and delivered the Title Closing Certificates related to the Refinery Title Policies, SSA shall have caused to be executed and delivered the Title Closing Certificates related to the Marketing Title Policies (including a corresponding Sale-Leaseback Leasehold Title Policy, if applicable), and the Title Company shall have committed to issue the Title Policies, other than those applicable to the properties that NTI has elected to exclude from the Contemplated Transactions pursuant to Section 7.10(e).

(f) All Third-Person Consents and Authorizations listed in Section 8.3(f) of the Disclosure Schedules shall have been obtained.

(g) MPC and SSA, as applicable, shall be willing and able to enter into (where applicable), and shall have delivered or caused to be delivered, at the Closing each item required to be delivered, or caused to be delivered, by MPC or SSA at the Closing pursuant to this Formation Agreement.

(h) MPC shall have completed the September 2010 Planned Unit Turnaround.

(i) NTI shall have received a report, in form and substance reasonably satisfactory to NTI, disclosing the results of sampling and analysis conducted on the Refinery Wastewater Lagoon sediments, as required pursuant to Section 6.3 of the Refining Contribution Agreement.

(j) There not having been any effect, change, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.

(k) NTI shall have received, in a form reasonably satisfactory to NTI, the Title and Survey Documents at least 31 days prior to the Closing.

(l) MPC and SSA shall be willing and able to enter into (where applicable), and shall have delivered or caused to be delivered, each item required to be delivered by MPC or SSA at the Closing pursuant to this Formation Agreement.

ARTICLE 9

POST-CLOSING COVENANTS

Section 9.1 Insurance.

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NT Holdco acknowledges and agrees that, from and after the Effective Time, NT Holdco and its subsidiaries shall be responsible for insurance coverage for the Assets and the Businesses, and that neither MPC nor SSA shall be responsible for providing insurance coverage for any of the Assets or the Businesses. MPC and SSA shall provide, at the sole cost and expense of NTI, such assistance as NTI and its Representatives may reasonably request during the Interim Period to assist NTI in obtaining insurance policies and programs with respect to the Businesses and Assets at the Closing.

Section 9.2 Further Assurances.

MPC, SSA, NTI and NT Holdco each agree that, from time to time after the Effective Time, they will execute and deliver, and will cause their respective Affiliates to execute and deliver, such further instruments, and take, and cause their respective Affiliates to take, such other actions as may be reasonably necessary to carry out the purposes and intents of this Formation Agreement and the Related Agreements.

Section 9.3 Use of Names.

NT Holdco acknowledges and agrees that, after the Closing, except as may be permitted pursuant to any of the Related Agreements, it shall not use any name of MPC, SSA or their Affiliates or any similar name in the conduct of its business, and shall use Commercially Reasonable Efforts to remove any such names from the Physical Assets as soon as practicable, and in any event, no later than the earlier of any time limit imposed by Law or 180 days following the Closing Date. Notwithstanding the foregoing NT Holdco shall have no such obligations with respect to any names, marks or intellectual property which it or any of its Affiliates license from MPC, SSA or any of their Affiliates.

Section 9.4 Collection of Amounts Owed to a Party.

(a) Except as otherwise provided in the Related Agreements, it is the intention of the Parties that, as between the Parties, MPC and SSA shall be entitled to all income attributable to the Businesses conducted prior to the Effective Time and NT Holdco and its Affiliates shall be entitled to all income attributable to the Businesses conducted from and after the Effective Time. Except as otherwise provided in the Related Agreements, each Party shall pay to the appropriate Party, promptly after receipt thereof, any amount received by such Party from any Third Person with respect to (i) rentals, fees or other revenues relating to the Refinery Business or the Marketing Business and attributable to the ownership period of another Party; and (ii) products delivered, services performed or other Obligations performed by another Party and attributable to the ownership period of such other Party, net of any out-of-pocket expenses incurred in collecting such amounts or as expressly agreed to in writing by NTI.

(b) From and after the Effective Time, NTI shall use Commercially Reasonable Efforts to collect and account for the Third-Person Receivables on behalf of MPC or SSA, as applicable, and upon receipt of any such payments, NTI shall promptly turn such

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amounts over to MPC or SSA, as applicable, net of any out-of-pocket expenses incurred in such collection efforts or as expressly agreed to in writing by MPC or SSA, as appropriate.

Section 9.5 Payment of Certain Expenses Due and Payable After the Closing Date.

(a) The Purchase Price (and Estimated Purchase Price) shall be increased by the pro-rated amount of all property tax, lease and rental payments made by MPC or SSA prior to the Closing Date in respect of the Assets but that are attributable to periods after the Effective Time. The Purchase Price (and Estimated Purchase Price) shall be decreased by the pro-rated amount of all property tax, lease and rental payments in respect of the Assets, the SuperMom’s Assets or the SAF Assets to be made by NTI subsequent to the Closing Date but that are attributable to periods on or prior to the Closing Date. The Parties shall share information prior to the Closing Date to identify and pro-rate such amounts.

(b) NTI or its Affiliates shall pay, as and when due, utility bills that are due and payable after the Closing Date, and MPC or SSA, as applicable, shall reimburse NTI or its Affiliates within thirty (30) days after invoice for any amounts under such bills attributable to any period prior to the Effective Time.

(c) If a Party makes any payment to a Third Person pursuant to any assigned Contract and either (i) such payment is made in respect of work performed, services provided or goods delivered during a period of time that includes the Effective Time or (ii) the Effective Time intervenes between the making of such payment and the performance of the work or services or delivery of goods, the Parties will allocate the burden of such payment in a manner that reflects the relative benefit of such work performed, services provided or goods delivered to each Party; provided, however: (x) except in the case of items that would be accounted for as capital expenditures in accordance with GAAP, it shall be presumed that any work performed, services provided or goods delivered prior to the Effective Time are for the benefit of MPC or SSA, as applicable, and any work performed, services provided or goods delivered after the Effective Time are for the benefit of NTE; and (y) with respect to items that would be accounted for as capital expenditures in accordance with GAAP, it shall be presumed that any work performed, services provided or goods delivered either prior to or after the Effective Time are for the benefit of NTE.

Section 9.6 Access; Records.

From and after the Effective Time, NTI, on the one hand, and MPC and SSA, on the other hand, will afford, and will cause their Affiliates to afford, to the applicable other Party and its authorized representatives reasonable access during normal business hours to, and permission to take copies of, any books, records or accounts related to the pre-Effective Time ownership, use and operation of the Assets and the Businesses in the possession of such Party, and, if requested, will furnish to such other Party such additional information and reasonably cooperate with such other Party in such other respects, including the making of employees available to such other Party at such other Party’s expense (except to the extent such other Party is entitled to

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indemnification therefor pursuant to the Related Agreements) as witnesses or deponents, as such other Party may reasonably request for (i) financial reporting, (ii) Tax or similar purposes or (iii) purposes of investigating Claims or conducting Proceedings. Except in the ordinary course of business and consistent with past practice, NT Holdco and MPC and their Affiliates shall not destroy or dispose of material books, records and accounts related to the pre-Effective Time ownership, use and operation of the Assets for a period of three years, or such longer period as may be required by applicable Law, after the Closing Date.

Section 9.7 Bulk Sales.

MPC, SSA and NTI agree to waive compliance with the provisions of any respective State Uniform Commercial Codes entitled “Uniform Commercial Code – Bulk Transfers,” or any equivalent state statutes dealing with the bulk sales of inventory, and of the corresponding Laws of any other jurisdiction, to the extent applicable to the Contemplated Transactions. Any Liability incurred by NTI, NT Holdco or any of their Affiliates as a result of the non-compliance with the provisions referred to in the immediately preceding sentence, shall be treated as an SSA Retained Obligation or MPC Retained Obligation, as applicable, for purposes of the Transaction Documents.

Section 9.8 No Release of Confidentiality Agreements.

MPC and SSA shall not (and shall cause each of their applicable Affiliates, including the Acquired Entities, not to) waive, release or assign any rights under any confidentiality or similar Contract prepared in connection with or related in any way to the Contemplated Transactions or any alternative transactions.

Section 9.9 Franchisee Release of Parent Guaranty.

NTI shall cause SAF to use Commercially Reasonable Efforts to seek to obtain a written release of the parent company guaranty of SAF’s performance as franchisor given as part of SAF’s franchise offering in connection with and at the time of any renewal of any Franchise Agreement in effect as of the Closing Date.

ARTICLE 10

TERMINATION

Section 10.1 Termination.

This Formation Agreement may be terminated, and the transactions contemplated by this Formation Agreement and the Related Agreements may be abandoned, at any time prior to the Closing:

(a) by mutual written consent of MPC and NTI;

(b) by either MPC or NTI in the event the Closing shall not have occurred as of the Termination Date (subject to extension pursuant to Section 7.5); provided that the

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Termination Date shall automatically be extended to February 15, 2011 if, (i) any of the conditions set forth in Article 8 shall not have been satisfied or waived on or prior to the Termination Date, (ii) prior to the Termination Date, NTI shall have used Commercially Reasonable Efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things that, in either case, are necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Contemplated Transactions and (iii) NTI shall have delivered to MPC written confirmation from each of the Equity Financing Sources that the commitments pursuant to the Equity Commitment Letters remain available to NTI through February 15, 2011 pursuant to the terms thereof; provided, further, that the right to terminate this Formation Agreement under this Section 10.1(b) shall not be available to any party hereto whose failure to fulfill any obligation under this Formation Agreement or any of the Related Agreements shall have been cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c) by MPC if it is not in material default of any of its obligations hereunder and NTI is in breach of any of its representations, warranties or obligations hereunder or under any of the Related Agreements that renders the conditions set forth in Section 8.2(a) or Section 8.2(b) incapable of being satisfied by the Termination Date, and in each case, such breach is not cured within twenty (20) Business Days after the giving of written notice by MPC to NTI;

(d) by NTI if it is not in material default of any of its obligations hereunder and MPC or SSA is in breach of any of its representations, warranties or obligations hereunder or under any of the Related Agreements that renders the conditions set forth in Section 8.3(a), Section 8.3(b) or Section 8.3(j) incapable of being satisfied by the Termination Date (subject to extension pursuant to Section 7.5), and in each case, such breach is not cured within twenty (20) Business Days after the giving of written notice by NTI to MPC;

(e) by NTI upon notice to MPC pursuant to Section 7.5(b), Section 7.6 or Section 7.10(e) or by MPC upon notice to NTI pursuant to Section 7.5(b);

(f) by NTI or MPC if there shall be in effect a final nonappealable Order prohibiting the consummation of the transactions contemplated by this Formation Agreement; provided that the right to terminate this Formation Agreement under this Section 10.1(f) shall not be available to any party hereto whose failure to fulfill any obligation under this Formation Agreement or any of the Related Agreements shall have been cause of, or shall have resulted in, the issuance of such Order.

Section 10.2 Effect of Termination.

Except for this Section 10.2 and Article 11 (and the definitions related to any of the foregoing), this Formation Agreement shall, upon termination hereof pursuant to Section 10.1, forthwith become of no further force or effect and (i) there shall be no liability on the part of MPC, SSA or NTI or any of their respective officers or directors or Affiliates to any other Party hereto and (ii) all rights and Obligations of any Party shall cease; provided, however, that any

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such termination shall not relieve MPC, SSA or NTI from liability for any Willful and Material Breach of this Formation Agreement occurring prior to or as a result of such termination.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Entire Formation Agreement; Amendment; Waivers.

This Formation Agreement, the Confidentiality Agreement and the Related Agreements constitute the entire agreement and understanding of the Parties, and supersede all prior agreements and undertakings, both written and oral, among the Parties, with respect to the subject matter hereof and thereof. This Formation Agreement may not be amended, modified, altered or supplemented except by an instrument in writing duly authorized and signed by MPC, SSA and NTI. At any time prior to the Closing, MPC, SSA or NTI may (i) extend the time for the performance of any of the Obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by the other with any of the agreements, covenants or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 11.2 Parties in Interest.

This Formation Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and to the benefit of (i) the NTI Indemnitees and (ii) the MPC/SSA Indemnitees, and nothing in this Formation Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Formation Agreement, other than with respect to Section 11.9, Section 11.11 and Section 11.14, which shall inure to the benefit of the Debt Financing Sources who are intended to be third-party beneficiaries thereof.

Section 11.3 Assignment.

NTI’s rights under this Formation Agreement may not be assigned without the prior written consent of MPC, which consent may be withheld for any reason. Notwithstanding the foregoing, NTI may assign any of its rights and obligations under this Formation Agreement (i) to any Affiliate of NTI or (ii) to any of the Debt Financing Sources as collateral security, provided that no such assignment shall limit or affect NTI of its obligations hereunder. MPC’s and SSA’s rights and obligations under this Formation Agreement may not be assigned without the prior written consent of NTI, which consent may be withheld for any reason, other than to a wholly owned subsidiary of or to Marathon Oil Corporation, provided that no such assignment shall limit or affect MPC’s and SSA’s obligations hereunder. Subject to the preceding sentence,

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this Formation Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 11.4 Public Announcements.

Neither MPC, SSA nor NTI will issue or make any press releases or similar public announcements concerning this Formation Agreement, the Related Agreements or the Contemplated Transactions without the other Parties’ prior written consent, which shall not be unreasonably withheld, conditioned or delayed, except as may be required by any applicable Law or Stock Exchange requirement. In the event that a Party believes it is required to issue or make any press release or announcement, such Party shall give prompt notice thereof to the other Parties and allow such other Parties reasonable opportunity to review and provide comments with respect to the content of such press release or announcement.

Section 11.5 Expenses; Transfer Taxes.

Except as otherwise expressly provided herein, all costs and expenses (including fees and disbursements of counsel, accountants and other experts) incurred by MPC and its Affiliates in connection with their negotiation, execution and delivery of this Formation Agreement and the Related Agreements and their performance of the Contemplated Transactions shall be paid by MPC, and all costs and expenses (including fees and disbursements of counsel, accountants and other experts) incurred by NTI and its Affiliates in connection with their negotiation, execution and delivery of this Formation Agreement and the Related Agreements and their performance of the Contemplated Transactions shall be paid by NTI or any of the NT Entities; provided, however, that the fees, costs and expenses described in Appendix D shall be borne as described therein. MPC shall file or cause to be filed all necessary documentation and tax returns with respect to Transfer Taxes.

Section 11.6 Headings; Disclosure Schedules.

The headings contained in this Formation Agreement and the Related Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of such Formation Agreement. The Disclosure Schedules shall be arranged in sections corresponding to the numbered Sections within the applicable agreement. Any matter set forth in the Disclosure Schedules shall be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross-referenced, and also in all other sections of the Schedules to which such matter’s application or relevance is clearly apparent on the face of such disclosure.

Section 11.7 Notices.

All notices and other communications that are required to be or may be given pursuant to this Formation Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by courier or mailed by registered or certified mail (postage prepaid, return receipt requested) or by a national overnight courier service to the relevant Party at the

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following addresses or sent by facsimile (with transmission confirmation) to the following numbers:

(i)	If to MPC:

Marathon Petroleum Company LP

539 South Main Street

Findlay, Ohio 45840

Attn: Director, Downstream Business Development

Facsimile No.: (419) 421-3509

With copies (which shall not constitute notice) to:

Marathon Petroleum Company LP

539 South Main Street

Findlay, Ohio 45840

Attn: Assistant General Counsel

Facsimile No.: (419) 421-3124

(ii)	If to SSA:

Speedway SuperAmerica LLC

539 South Main Street

Findlay, Ohio 45840

Attn: Vice President Marketing

Facsimile No.: (419) 421-3509

With copies (which shall not constitute notice) to:

Marathon Petroleum Company LP

539 South Main Street

Findlay, Ohio 45840

Attn: Assistant General Counsel

Facsimile No.: (419) 421-3124

(iii)	If to NTI:

NTI

c/o Acon Refining Partners, LLC

1133 Connecticut Avenue, NW, Suite 700

Washington, DC 20036

Attn: Andre Bhatia

Facsimile No.: (202) 454-1101

With copies (which shall not constitute notice) to:

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Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attn:	Richard J. Cooper Benet J. O’Reilly

Facsimile No.: (212) 225-3999

and to:

Vinson & Elkins LLP

First City Tower

1001 Fannin Street

Suite 2500

Houston, TX 77002

Attn: Keith Fullenweider

Facsimile No.: (713) 758-2346

or to such other address or facsimile number as the Parties may, from time to time, designate in a written notice given in accordance with this Section 11.7. Any such notice or communication shall be effective (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by facsimile transmission, on the day sent provided that such day is a Business Day and the sender has received confirmation of transmission as of or prior to 5:00 p.m. local time of the recipient on such day, or at the beginning of the recipient’s next Business Day after confirmation of transmission if not received prior to 5:00 p.m. local time of the recipient on the day sent , or (iii) if mailed in accordance with the foregoing provisions, upon the earlier of the third (3rd) Business Day after deposit in the mail and the date of delivery as shown by the return receipt therefor.

Section 11.8 Severability.

If any term or other provision of this Formation Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Formation Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Formation Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Contemplated Transactions are fulfilled to the extent possible.

Section 11.9 Governing Law.

This Formation Agreement and the agreements, instruments and documents contemplated hereby and all disputes under or related to this Formation Agreement or the facts and circumstances leading to its execution and delivery, whether in tort, contract or otherwise, shall

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be construed (both as to validity and performance), interpreted and enforced in accordance with, and governed by, the Laws of the State of New York, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

Section 11.10 Dispute Resolution.

Except as otherwise expressly provided in any Related Agreements (but only with respect thereto), all controversies or disputes arising out of and related to this Formation Agreement or the Related Agreements subsequent to the Closing shall be resolved in accordance with the Dispute Resolution Procedures set forth in Appendix C.

Section 11.11 Jurisdiction; Consent to Service of Process; Waiver.

Each of the Parties agrees, subject to Section 11.10 in the case of an arbitration, that it shall bring any action or Proceeding in respect of any Claim arising out of or related to this Formation Agreement, the Related Agreements, the Financing or the Contemplated Transactions, whether in tort or contract or at law or in equity, exclusively in any Federal or state courts located in New York, New York and solely in connection with Claims arising under such agreement or instrument or the transactions contained in or contemplated by such agreement or instrument, (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iv) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 11.7. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of New York for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties. Each Party hereby knowingly and intentionally, irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Formation Agreement, the Related Agreements, the Financing and the Contemplated Transactions and for any counterclaim therein.

Section 11.12 Time of the Essence.

Time is of the essence in the performance of this Formation Agreement in all respects. If the date specified in this Formation Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 11.13 Counterparts.

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This Formation Agreement may be executed in multiple counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 11.14 No Recourse to Lenders.

Notwithstanding any provision of this Formation Agreement or any Related Agreement, MPC and SSA agree on their behalf and on behalf of their Affiliates that none of the lenders or arrangers under the Debt Financing Commitments nor any other Debt Financing Sources shall have any liability or obligation to MPC or SSA and their Subsidiaries and Affiliates relating to this Formation Agreement, the Related Agreements, the Financing, the Contemplated Transactions or any transactions contemplated hereby or thereby; it being understood that the foregoing shall not relieve any of the Debt Financing Sources for any liability or obligation under any Contract between such Debt Financing Source and MPC, SSA or any of their Affiliates.

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THIS FORMATION AGREEMENT is executed and delivered effective as of the date first written above by the undersigned duly authorized representatives of the parties hereto.

MARATHON PETROLEUM COMPANY LP

By: MPC INVESTMENT LLC, its General Partner

By:	/S/ GARY HEMINGER
Name:	Gary Heminger
Title:	President

SPEEDWAY SUPERAMERICA LLC

By:	/S/ GARY HEMINGER
Name:	Gary Heminger
Title:	Designated Representative

NORTHERN TIER INVESTORS LLC

By:	/S/ BERNARD ARONSON
Name:	Bernard Aronson
Title:	Authorized Person